                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            SR. TELEPERFORMANCE S.A.

                                       AND

                             HA-LO INDUSTRIES, INC.





                            Dated as of May 10, 2001

                             TABLE OF CONTENTS

                                                                      Page
                                                                      ----
ARTICLE 1 PURCHASE AND SALE OF SHARES..................................2

      1.1   Purchase and Sale of Shares................................2

      1.2   Purchase Price.............................................2

      1.3   Payment of Purchase Price..................................2

      1.4   Allocation of Purchase Price...............................2

      1.5   Closing Certificate........................................2

      1.6   Post-Closing Certificate...................................3

      1.7   Post-Closing Payment.......................................3

      1.8   Purchase Price Withholding.................................4

ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE SELLER.................5

      2.1   Organization...............................................5

      2.2   Subsidiaries and Affiliates................................6

      2.3   Capitalization.............................................6

      2.4   Title; Valid Issuance......................................6

      2.5   Authorization..............................................6

      2.6   No Violation...............................................7

      2.7   Financial Statements.......................................8

      2.8   Liabilities................................................8

      2.9   Absence of Certain Changes.................................8

      2.10  Contracts.................................................10

      2.11  Title and Related Matters.................................11

      2.12  Litigation................................................12

      2.13  Tax Matters...............................................12

      2.14  Compliance with Law and Applicable Government
            Regulations...............................................14

      2.15  ERISA and Related Matters.................................15

      2.16  Environmental Matters.....................................18

      2.17  Insurance.................................................19

      2.18  Accounts Receivable; Inventory............................20

      2.19  Equipment.................................................20

                             TABLE OF CONTENTS
                               (continued)

                                                                      Page
                                                                      ----
      2.20  Brokers and Finders.......................................20

      2.21  [RESERVED]................................................20

      2.22  Transactions with Affiliates..............................20

      2.23  Disclosure................................................21

      2.24  Intellectual Property.....................................21

      2.25  Customers.................................................22

      2.26  Transaction Costs.........................................22

      2.27  Occupational Safety and Health............................22

      2.28  Bonus and Severance Arrangements..........................22

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.............22

      3.1   Corporate Organization....................................23

      3.2   Authorization.............................................23

      3.3   Brokers and Finders.......................................23

      3.4   No Violation..............................................23

      3.5   Investment Intent.........................................23

      3.6   Sufficient Funds..........................................24

ARTICLE 4 COVENANTS OF THE SELLER.....................................24

      4.1   Employment Arrangements...................................24

      4.2   Dissolution of Nerok......................................24

      4.3   Sale Bonus Payments.......................................24

      4.4   Advances; Loans...........................................24

ARTICLE 5 OTHER AGREEMENTS............................................24

      5.1   Further Assurances........................................24

      5.2   Non-Competition and Non-Solicitation......................25

      5.3   Environmental Assessments.................................25

      5.4   Tax Matters...............................................26

      5.5   Confidentiality After Closing Date........................29

      5.6   Agreements Regarding Collection of Accounts Receivable....30

      5.7   Severance Payments........................................30

                             TABLE OF CONTENTS
                               (continued)

                                                                      Page
                                                                      ----
      5.8   Marusa Financial Agreements...............................30

      5.9   Market USA 401(k) Retirement Plan.........................30

ARTICLE 6 DELIVERIES AT CLOSING.......................................30

      6.1   Opinion of Counsel; Secretary's Certificate...............30

      6.2   Certificates of Good Standing.............................30

      6.3   Resignations..............................................31

      6.4   FIRPTA Certificate........................................31

      6.5   Guarantee Releases........................................31

      6.6   Escrow Agreement..........................................31

      6.7   Lease Consents............................................31

      6.8   Insurance.................................................31

ARTICLE 7 [RESERVED]..................................................31

ARTICLE 8 CLOSING.....................................................31

      8.1   Closing...................................................31

ARTICLE 9 [RESERVED]..................................................32

ARTICLE 10 SURVIVAL OF TERMS; INDEMNIFICATION.........................32

      10.1  Survival..................................................32

      10.2  Indemnification by the Seller.............................32

      10.3  Indemnification by the Purchaser..........................34

      10.4  Limitations on Indemnification............................34

      10.5  Third Party Claims........................................35

      10.6  Characterization of Indemnity Payments....................36

      10.7  Exclusive Remedy..........................................36

ARTICLE 11 MISCELLANEOUS PROVISIONS...................................36

      11.1  Amendment and Modification................................36

      11.2  Waiver of Compliance; Consents............................36

      11.3  Certain Definitions.......................................36

      11.4  Notices...................................................44

      11.5  Assignment................................................45

      11.6  Confidentiality...........................................45

                             TABLE OF CONTENTS
                               (continued)

                                                                      Page
                                                                      ----
      11.7  GOVERNING LAW.............................................45

      11.8  Counterparts..............................................45

      11.9  Headings..................................................46

      11.10 Entire Agreement..........................................46

      11.11 WAIVER OF JURY TRIAL; Consent to Jurisdiction; Service
            of Process................................................46

      11.12 Binding Effect............................................47

      11.13 Injunctive Relief.........................................47

      11.14 Delays or Omissions.......................................47

      11.15 Severability..............................................48

      11.16 Expenses..................................................48

      11.17 Arbitration...............................................48

      11.18 Currency..................................................48

                                     -iv

                             TABLE OF CONTENTS

                                                                      Page
                                                                      ----
Exhibits

Exhibit 1.8(a)      Form of Escrow Agreement
Exhibit 2.7(a)      2000 Financial Statements
Exhibit 6.1(a)      Form of Opinion of the Seller's Counsel
Exhibit 6.1(b)      Form of Secretary's Certificate of the Seller
Exhibit 6.4         FIRPTA Certificate of Seller

Schedules

Schedule 1.2        Calculation of Purchase Price
Schedule 1.4        Allocation Schedule
Schedule 2.1(a)     Jurisdictions
Schedule 2.1(b)     Certificate of Incorporation and Bylaws or other
                    Organizational Documents
Schedule 2.2        Investments or Interests in other Persons; Conduct of
                    Business through other Persons
Schedule 2.3        Capitalization
Schedule 2.4(a)     Title; Valid Issuance
Schedule 2.4(b)     Rights of Marusa Marketing Shares and Marusa Financial
                    Shares
Schedule 2.6(d)     Termination Rights
Schedule 2.6(f)     Consents not Obtained Prior to Closing
Schedule 2.8        Liabilities
Schedule 2.9        Absence of Changes
Schedule 2.10       Contracts
Schedule 2.11(a)    Title
Schedule 2.11(b)    Ownership
Schedule 2.12       Litigation
Schedule 2.13(b)    Tax Matters
Schedule 2.13(c)    Consolidated Tax Matters
Schedule 2.13(d)    Tax Deficiencies
Schedule 2.14(a)    Compliance with Law/Regulations
Schedule 2.14(b)    Insurance Products Matters; Insurance Services Matters
Schedule 2.15       ERISA
Schedule 2.16       Environmental Matters
Schedule 2.16(h)    Environmental Permits
Schedule 2.17(a)    Insurance Policies
Schedule 2.17(b)    Insurance Claims
Schedule 2.19       Equipment
Schedule 2.20       Brokers and Finders
Schedule 2.22       Transactions with Affiliates
Schedule 2.24       Intellectual Property
Schedule 2.25       Customers

                             TABLE OF CONTENTS
                               (continued)

                                                                      Page
                                                                      ----
Schedule 2.28       Bonus and Severance Arrangements
Schedule 6.7        Lease Consents

                            STOCK PURCHASE AGREEMENT

            This STOCK PURCHASE AGREEMENT, dated as of May 10, 2001 (the "AGREEMENT"), is entered into by and between SR. Teleperformance S.A., a French joint stock company ("TELEPERFORMANCE" or the "PURCHASER") and Ha-Lo Industries, Inc., a Delaware corporation (the "SELLER").

                                    RECITALS

            WHEREAS, Market USA, Inc., an Illinois corporation ("MARKET USA"), Marusa Marketing Inc., a Canadian federal corporation ("MARUSA MARKETING"), and Marusa Financial Services Ltd., a Canadian federal corporation ("MARUSA FINANCIAL" and, together with Market USA and Marusa Marketing, collectively, the "COMPANIES" and each, a "COMPANY") are engaged in the business of providing in-bound and out-bound telemarketing and teleservices, operating multimedia contact centers and customer interaction centers, and providing outsourced customer relationship management with respect to the foregoing (the "BUSINESS");

            WHEREAS, the Seller owns of record and beneficially 10,000 shares of outstanding common stock, no par value per share, of Market USA, which constitute one hundred percent (100%) of the issued and outstanding capital stock of Market USA (the "MARKET USA SHARES");

            WHEREAS, the Seller owns of record and beneficially one share of outstanding Class A common stock, no par value per share, of Marusa Marketing, which constitutes one hundred percent (100%) of the issued and outstanding capital stock of Marusa Marketing (the "MARUSA MARKETING SHARES");

            WHEREAS, the Seller owns of record and beneficially two shares of outstanding Class A common stock and 49 shares of Class B common stock, each with no par value per share, of Marusa Financial (the "MARUSA FINANCIAL SHARES" and, collectively with the Market USA Shares and the Marusa Marketing Shares, the "SHARES");

            WHEREAS, subject to the terms and conditions set forth in this Agreement, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares;

            NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and subject to the terms and conditions hereof, the parties hereto, intending legally to be bound, agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF SHARES

            1.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, on the Closing Date, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, free and clear of all Liens, and the Purchaser shall purchase from the Seller, the Shares.

            1.2 PURCHASE PRICE. In consideration for the sale, assignment, transfer, conveyance and delivery of the Shares and in reliance on the representations and warranties, covenants and agreements of the parties contained herein and in the other agreements and instruments contemplated hereby, the aggregate purchase price for the Shares (the "PURCHASE PRICE") shall be an amount equal to $32,566,956; PROVIDED that (a) as of the Closing Date, none of the Companies shall have any Indebtedness; (b) as of the Closing Date, the Companies shall have cash on hand (the "CASH ON HAND") in an amount equal to the sum of (i) the aggregate amount of all Outstanding Checks PLUS (ii) the Excess Profit, if any, and (c) in no event shall the Purchase Price exceed an amount equal to the result of (i) $35,000,000 MINUS (ii) the aggregate amount of the Transaction Costs, if any. The calculation of the Purchase Price is set forth on SCHEDULE 1.2, which, together with the footnotes therein, shall be incorporated by reference in this SECTION 1.2.

            1.3 PAYMENT OF PURCHASE PRICE. At the Closing, the Purchaser shall pay an amount equal to the Purchase Price to the Seller in cash by wire transfer of immediately available funds, via a U.S. bank account of the Purchaser's counsel, to an account designated by the Seller in writing not less than two Business Days prior to the Closing Date.

            1.4 ALLOCATION OF PURCHASE PRICE. The Purchaser and the Seller agree that the consideration for the agreements of noncompetition and nonsolicitation set forth in SECTION 5.2 of this Agreement shall be $1,628,349, which is included in the Purchase Price. The Purchaser and the Seller further agree to allocate the remaining portion of the Purchase Price (and all other capitalizable costs) among the Shares of the Companies for all purposes (including financial accounting and tax purposes) in accordance with SCHEDULE 1.4.

            1.5 CLOSING CERTIFICATE. At the Closing, the Seller shall provide to the Purchaser a certificate setting forth (a) the aggregate amount of all outstanding checks issued by the Companies that have not cleared as of the Closing Date (the "OUTSTANDING CHECKS"), (b) the preliminary calculation of the amount of the Excess Profit, if any, and the Seller's best estimate of (i) the Year-to-Date Earnings and (ii) the income tax liability of the Companies on the Agreed Profit that the Seller (y) has paid or (z) has agreed to pay under
SECTION 5.4(d)(ii) and (c) the aggregate amount of the Cash on Hand at the Closing Date.

            1.6 POST-CLOSING CERTIFICATE. Within 20 Business Days following the Closing, the Companies shall deliver to the Purchaser and the Seller a certificate setting forth:

                  (a) if different from the amount set forth in the closing certificate delivered pursuant to SECTION 1.5, the amount of the Outstanding Checks;

                  (b) the Companies' actual Year-to-Date Earnings, calculated using the same principles used in the preparation of the 2000 Financial Statements, and the actual aggregate amount of all Sale Bonus Payments, which shall be deducted from Year-to-Date Earnings; and

                  (c) if different from the amount set forth in the closing certificate delivered pursuant to SECTION 1.5, the amount of the Cash on Hand on the Closing Date;

and the Seller shall deliver to the Purchaser a certificate setting forth:

                  (d) the income Tax liability of the Companies on the Agreed Profit; and

                  (e) the amount thereof that Seller has (i) paid and (ii) agreed to pay under SECTION 5.4(d)(ii).

Promptly upon receipt of the certificates referred to in clauses (a) through (e) above, the Purchaser shall calculate, and shall deliver to the Seller a certificate setting forth, the amount of the Excess Profit, if any. If the Seller, on the one hand, or the Purchaser, on the other hand, has any objection to the amount or manner of calculation of (i) the Outstanding Checks, (ii) the Year-to-Date Earnings, (iii) the Cash on Hand on the Closing Date, (iv) the income Tax liability of the Companies on the Agreed Profit, (v) the amount thereof that the Seller has paid or agreed to pay under SECTION 5.4(d)(ii) or
(vi) the Excess Profit, then the Seller or the Purchaser, as applicable, shall deliver to the Purchaser or the Seller, as applicable, within 20 Business Days after receipt of the certificates, a detailed statement describing its objections. The Seller and the Purchaser each shall then use reasonable efforts to resolve any such objections themselves. If the parties do not obtain a final resolution in this manner within 20 Business Days after receipt of the applicable statement of objections, the objections shall be submitted to a mutually agreed-upon accounting firm for binding resolution. The Seller and the Purchaser each shall bear half of the fees and expenses of such accounting firm. Both parties shall make their work papers and other materials available to the accounting firm. The accounting firm shall make its determination, based upon the presentations made by the Seller and the Purchaser and not on its independent review, within 30 days after the submission of the objections for resolution, and the determination shall be conclusive, final and binding on the parties.

            1.7 POST-CLOSING PAYMENT. In the event that, upon final resolution or determination pursuant to SECTION 1.6, it is determined that the Companies did not have Cash on Hand on the Closing Date in an amount equal to the sum of
(a) the final
determination of the amount of the Outstanding Checks PLUS (b) the final determination of the amount of the Excess Profit, if any (such amount, the "REQUIRED CASH ON HAND"), then within five Business Days of such final resolution or determination, (x) if the amount of Cash on Hand on the Closing Date was more than the Required Cash on Hand, the Purchaser shall, or shall cause the Companies to, pay to the Seller in cash by wire transfer of immediately available funds an amount equal to such excess or (y) if the amount of Cash on Hand on the Closing Date was less than the Required Cash on Hand, the Seller shall pay to the Purchaser in cash by wire transfer of immediately available funds an amount equal to such shortfall.

            1.8   PURCHASE PRICE WITHHOLDING.

                  (a) If, at or before the Closing, a valid certificate issued by the Minister of National Revenue under subsection 116(2) of the INCOME TAX ACT (Canada) (the "ITA"), specifying a certificate limit in an amount which is not less than that portion of the Purchase Price otherwise payable on Closing that is allocated to the shares of Marusa Marketing and Marusa Financial in accordance with SECTION 1.4 hereof (the "CANADIAN SHARE PURCHASE PRICE"), is not delivered to the Purchaser, the Purchaser shall withhold from the Canadian Share Purchase Price an amount equal to the percentage specified in subsection 116(5) of the ITA of the Canadian Share Purchase Price (the "WITHHELD AMOUNT"), which amount shall be deposited by the Purchaser in an escrow account (the "ESCROW ACCOUNT") to be maintained with the Escrow Agent pursuant to the terms of the Escrow Agreement among the Seller and the Purchaser (the "ESCROW AGREEMENT") substantially in the form of EXHIBIT 1.8. Distribution of such Withheld Amount shall be on the terms and subject to the conditions set forth in this SECTION
1.8 and in the Escrow Agreement.

                  (b) If, on or before the 25th day after the end of the month in which the Closing occurs, the Seller delivers to the Purchaser a valid certificate issued by the Minister of National Revenue under subsection 116(2) or 116(4) of the ITA, the Purchaser shall promptly pay to the Seller the Withheld Amount less, in the case of a certificate issued by the Minister of National Revenue under subsection 116(2) of the ITA, an amount expressed in U.S. dollars at the exchange rate in effect at the time of payment equal to the percentage specified in subsection 116(5) of the ITA of the amount, if any, by which the Canadian Share Purchase Price, expressed in Canadian dollars at the exchange rate in effect at the time of Closing, exceeds the amount specified in such certificate expressed in Canadian dollars as the certificate limit, together with any interest earned to the date of such payment on the Withheld Amount so paid (net of any applicable Tax). The amount so paid, before taking into account interest and tax, shall be credited to the Purchaser as a payment to the Seller on account of the Purchase Price.

                  (c) If, after the 25th day after the end of the month in which the Closing occurs, the Purchaser has withheld the Withheld Amount and before that time either:

                        (i) the Seller has not delivered to the Purchaser a certificate issued by the Minister of National

                              Revenue under subsection 116(2) or subsection 116(4) of the ITA, or

                        (ii) the Seller has delivered a certificate issued by the Minister of National Revenue under subsection 116(2) but the certificate limit (in Canadian dollars) is less than the Canadian Share Purchase Price expressed in Canadian dollars at the exchange rate in effect at the time of Closing, the Purchaser shall convert the remainder of the Withheld Amount into Canadian currency at the exchange rate in effect at that time. If the amount after conversion is less than the amount in Canadian dollars required to be remitted by the Purchaser under subsection 116(5) of the ITA, the Seller shall pay to the Purchaser forthwith the amount of such shortfall. The Purchaser shall remit to the Receiver General the amount, if any, required to be remitted by the Purchaser under subsection 116(5) of the ITA and pay the remainder of the Withheld Amount, if any, to the Seller. The amounts so remitted to the Receiver General and paid to the Seller, expressed in U.S. dollars at the exchange rate in effect at that time, shall be credited to the Purchaser as a payment to the Seller on account of the Purchase Price. The Purchaser shall pay to the Seller any interest earned to the date of such remittance on the Withheld Amount (net of any applicable Tax).

                  (d) The Seller and the Purchaser shall bear equally the amount of any account fees or other bank or related charges reasonably incurred by the Purchaser or the Seller in respect of the Escrow Account or any other payments made hereunder. The Purchaser may set off any amounts owing to the Purchaser under this SECTION 1.8 against any amounts payable by the Purchaser to the Seller under this SECTION 1.8.

                                    ARTICLE 2

                               REPRESENTATIONS AND
                            WARRANTIES OF THE SELLER

            Disclosure on any Schedule shall be provided separately for each Company. The Seller represents and warrants to the Purchaser as follows:

            2.1 ORGANIZATION. Each Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization with full corporate and other power and authority to carry on its business as it is now being conducted, and to own, operate and lease its properties and assets. Each Company is duly qualified or licensed to do business and is in good standing in every jurisdiction in which the conduct of its business or the ownership or lease of its properties requires it to be so qualified or licensed except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the Companies, taken as a whole, and all such jurisdictions in which each Company is so qualified or licensed are set forth on SCHEDULE 2.1(a). True, complete and correct copies of the certificate of incorporation and bylaws or, if applicable, other organizational documents of each Company as in effect on the date of this Agreement are annexed to SCHEDULE 2.1(b).

            2.2 SUBSIDIARIES AND AFFILIATES. None of the Companies has any Subsidiaries. Except as set forth on SCHEDULE 2.2, none of the Companies (a) has any investments or interests in any other Person, or (b) conducts any of the Business through any other Person.

            2.3 CAPITALIZATION. Market USA has an authorized capitalization consisting exclusively of 100,000 shares of common stock, no par value per share, of which 10,000 shares are issued and outstanding, all of which are owned beneficially and of record by the Seller. Marusa Marketing has an authorized capitalization consisting exclusively of an unlimited number of shares of Class A and Class B common stock, each with no par value per share, of which one share of Class A common stock is issued and outstanding, which is owned beneficially and of record by the Seller. Marusa Financial has an authorized capitalization consisting exclusively of an unlimited number of shares of Class A and Class B common stock, each with no par value, of which two shares of Class A common stock and 100 shares of Class B common stock are issued and outstanding, of which two shares of Class A common stock and 49 shares of Class B common stock are owned beneficially and of record by the Seller and 51 shares of Class B Common Stock are owned beneficially and of record by Ernest E. Gershon, who is a Canadian resident. There are no outstanding subscriptions, options, warrants, preemptive or other rights, securities, Contracts, commitments, understandings or arrangements by which the Seller or any of the Companies has offered, agreed or is obligated or bound to issue any additional shares of capital stock of any of the Companies or any other equity interest in any of the Companies or pursuant to which any Person has a right to purchase any capital stock of any of the Companies or other equity interests in the Companies (any of the foregoing, a "COMPANY OPTION"). Except as disclosed on SCHEDULE 2.3, none of the Seller, the Companies or any of their respective Affiliates is a party to any Contracts, commitments, understandings or arrangements by which any of them is bound or obligated to transfer or assign any interest, economic or otherwise, in any capital stock of any of the Companies or other any equity interests of any of the Companies to any Person.

            2.4 TITLE; VALID ISSUANCE. Except as disclosed on SCHEDULE 2.4(a), the Seller is the record and beneficial owner of the Shares, free and clear of all Liens, and no Person other than the Seller (including, without limitation, any Affiliate of the Seller) has any right to or claim upon the Shares. The Shares were duly authorized and validly issued, are fully paid and nonassessable and were issued in accordance with all applicable securities laws. Any agreements or instruments setting forth the rights, privileges, restrictions and conditions attached to the Marusa Financial Shares, the Marusa Marketing Shares and the shares of capital stock of Marusa Financial owned by Ernest E. Gershon in existence immediately prior to the Closing Date, other than those provided for by Regulation, are set out in SCHEDULE 2.4(b).

            2.5 AUTHORIZATION. The Seller has full corporate power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated hereby to which it is a party, to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by it pursuant to the provisions hereof and thereof. The execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Seller by all requisite corporate acts and proceedings and no other corporate proceedings on its part are necessary to authorize this Agreement and the other agreements and instruments contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Seller. This Agreement constitutes and, upon execution and delivery thereof by the Seller of the other agreements and instruments contemplated hereby to which the Seller is a party, each such other agreement or instrument will constitute (assuming due and valid authorization, execution and delivery hereof and thereof by the Purchaser), the legal, valid and binding obligations of the Seller, enforceable against it in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, moratorium, reorganization or creditor's rights laws of general applicability or by general principles of equity.

            2.6 NO VIOLATION. Except, solely with respect to clause (f) below, for applicable filings by the Seller with the SEC pursuant to the Exchange Act and with any national securities exchange on which the shares of common stock of the Seller are listed, in each case to be made on or after the Seller's execution and delivery of this Agreement, and for applicable filings by the Purchaser pursuant to the Investment Canada Act and filings by the Purchaser and the Companies pursuant to the Competition Act Canada, if applicable, the execution, delivery and performance by the Seller of this Agreement and the other agreements and instruments contemplated hereby to which it is a party, the consummation of the transactions contemplated hereby and thereby, the fulfillment of and compliance with the terms hereof and thereof by the Seller and the sale and transfer of the Shares by the Seller do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of,
(b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon any of the properties or assets of any of the Seller or the Companies or any of the Shares pursuant to, (d) except as disclosed on SCHEDULE 2.6(d), give any third party the right to terminate, modify, accelerate or otherwise change any right or obligation under, (e) result in a violation of or (f) except as disclosed on SCHEDULE 2.6(f), require any authorization, consent, approval, exemption or other action by, notice to, or filing with any Authority or any other Person prior to or simultaneously with the Closing which has not been obtained as of the Closing pursuant to: (i) the organizational documents of the Seller or any of the Companies, (ii) any applicable Regulation, (iii) any Order to which the Seller or any of the Companies is subject or (iv) any Contract to which the Seller, any of the Companies or any of their respective properties or assets are subject except, in the case of clauses (ii), (iii) or (iv), for such conflicts, breaches, defaults, Liens, rights and violations which, or such authorizations, consents, approvals, exemptions, actions, notices or filings the failure of which to obtain, would become applicable as a result of the business or activities in which the Purchaser is or proposes to be engaged or as a result of any acts or omissions by, or the status of any facts pertaining to, the Purchaser. Each of the Seller and the Companies has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby to which it is a party and the transactions contemplated hereby and thereby.

            2.7   FINANCIAL STATEMENTS.

                  (a) A copy of the 2000 Financial Statements for all the Companies is attached hereto as EXHIBIT 2.7(a). The 2000 Financial Statements have been prepared from the books and records of the Companies in accordance with GAAP and consistently applied and maintained throughout the periods indicated except for those items which are otherwise noted therein, fairly present in all material respects the financial condition of the Companies on a combined basis at such date, the results of the Companies' operations and the changes in financial position for the periods covered thereby, and reflect all material claims against, and all debts and liabilities of, the Companies, fixed or contingent, as of the date thereof, each in accordance with GAAP.

                  (b) Each of the Companies possesses books and records which contain all financial and other information (regarding such Company and any predecessor entities) with respect to the three most recently completed fiscal years and the current fiscal year through the date hereof necessary for the preparation of financial statements in accordance with GAAP, for the three most recently completed fiscal years and the current fiscal year.

            2.8 LIABILITIES. Except as disclosed on SCHEDULE 2.8 and except (a) as and to the extent reflected or reserved against on the 2000 Financial Statements (including the notes thereto), (b) to the extent incurred in the Ordinary Course after the Balance Sheet Date, (c) to the extent incurred in connection with the transactions contemplated hereby or otherwise as contemplated by this Agreement, or (d) to the extent otherwise specifically the subject of any representations and warranties contained in SECTIONS 2.4, 2.11 through 2.16, 2.24 and 2.27, none of the Companies has any material direct or indirect debts, liabilities, claims, losses, damages, deficiencies, cost, expense or obligations (whether absolute, accrued, known or unknown, contingent or otherwise) of any nature whatsoever, or any other debts, liabilities or obligations relating to or arising out of any act, transaction, circumstance or state of facts due or payable (including, without limitation, obligations under capital leases). SCHEDULE 2.8 sets forth any obligations of the Seller or any of its affiliates which have been guaranteed by any of the Companies, including a description of the applicable obligation and the terms of the guarantee.

            2.9 ABSENCE OF CERTAIN CHANGES. Except as set forth on SCHEDULE 2.9, since the Balance Sheet Date, each of the Companies has conducted the Business only in the Ordinary Course. Without in any way limiting or qualifying the preceding sentence, except as set forth on SCHEDULE 2.9, since the Balance Sheet Date, none of the Companies has:

                  (a) except in the Ordinary Course, incurred any material liabilities, discharged or satisfied any Lien or encumbrance, or paid any material liabilities or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk or material loss to the Company or any of its assets or properties, made or authorized a single capital expenditure in excess of $10,000 or capital expenditures in the aggregate in excess of $100,000,

                  (b) sold, assigned or transferred any of its material assets or properties,

                  (c) created, incurred, assumed or guaranteed any indebtedness for money borrowed or mortgaged, pledged or subjected any of its assets or properties to any Lien,

                  (d) made or suffered any amendment or termination of any material Contract to which it is a party or by which it is bound, or canceled, modified or waived any material debts or claims held by it or waived any material rights of value, whether or not in the Ordinary Course,

                  (e) suffered any damage, destruction or loss, whether or not covered by insurance, (i) which had a Material Adverse Effect on the Companies, taken as a whole, or (ii) of any item or items carried on its books of account at more than $50,000, on an aggregate basis, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or services required to conduct its business and operations,

                  (f) suffered any change in its Business, assets, liabilities, results of operations or condition (financial or otherwise), financial records or contracts (whether or not arising in the Ordinary Course) that had or could reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole,

                  (g) received notice or had Knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has caused or might cause a Material Adverse Change on the Companies, taken as a whole,

                  (h) except for items in the Ordinary Course which do not constitute increases in compensation of 10% or more for employees receiving annual salaries of $25,000 or more, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its directors, officers or other employees or stockholders, or made any increase in, or any addition to, other benefits to which any of its directors, officers or other employees or stockholders may be entitled,

                  (i) declared, paid or set aside any dividend or other distribution to any security holder, except for distributions in connection with cash-management procedures in the Ordinary Course and all dividends which to the Closing Date have been declared or paid have been duly and validly declared and paid, or

                  (j) except as contemplated by this Agreement, entered into any transaction other than in the Ordinary Course.

To the Knowledge of the Seller, no matter has occurred or exists or is contemplated or threatened which is not the subject of any other representation or warranty in this ARTICLE 2 and which those persons identified in the definition of "Knowledge" in SECTION 11.3 hereof reasonably anticipate is likely to cause a Material Adverse Effect on any of the Companies in the future except as set forth on SCHEDULE 2.9 and other than such conditions as may affect the telemarketing industry as a whole.

            2.10 CONTRACTS. Except as set forth on SCHEDULE 2.10, none of the Companies is a party to or bound by any written or oral:

                  (a) Contract with any present or former stockholder, director, officer, employee or consultant or for the employment of any person, including any consultant,

                  (b) Contract or collective bargaining agreement with any labor union or other representative of employees,

                  (c) Except as set forth on SCHEDULE 2.10, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

                        (i) holds bargaining rights with respect to any of the Companies' employees by way of certification, interim certification, voluntary recognition, designation or successor rights,

                        (ii) has applied to be certified as the bargaining agent of any of the Companies' employees, or

                        (iii) has applied to have any of the Companies declared
                              a related employer under any labour Regulations.

                  (d) Contract for the future purchase of, or payment for, supplies or products, or for the performance of services whether by the Company or by a third party, involving in any one case $25,000 or more,

                  (e) Contract not otherwise listed on SCHEDULE 2.10 and continuing for a period of more than 12 months from the date hereof or exceeding $25,000 in value,

                  (f)   representative, sales agency, dealer or
distributor agreement, contract or commitment,

                  (g) lease under which the Company is either lessor or lessee,

                  (h) note, debenture, bond, conditional sale agreement, equipment trust agreement, loan agreement or other contract or commitment for the borrowing or lending of money (including, without limitation, loans to or from officers, directors, stockholders or any member of their immediate families), agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any Person,

                  (i) Contract for any charitable or political contribution,

                  (j) Contract for any capital expenditure in excess of $25,000,

                  (k) Contract limiting or restraining it or any of its officers or employees from engaging or competing in any lines of business with any Person,

                  (l) license, royalty, franchise, distributorship, management or other agreement, including those which relate in whole or in part to any patent, trademark, trade dress, trade name, service mark, trade secret or copyright or to any ideas, technical assistance or other know-how of or used by the Company,

                  (m)   Contract not made in the Ordinary Course or

                  (n)   Contract with the Seller or any of its Affiliates.

True, correct and complete copies of all such Contracts listed on SCHEDULE 2.10 are in the files of the applicable Company and have been made available to the Purchaser.

                  (o) Except as set forth on SCHEDULE 2.10, each of the Companies has performed in all material respects all obligations required to be performed by it and is not in default in any material respect under, in breach of or in receipt of any claim of default or breach under, any Contract listed on
SCHEDULE 2.10. No event has occurred which has resulted or, with the passage of time or the giving of notice or both, would result in a default, breach or event of non-compliance by any of the Seller or the Companies under any Contract listed on SCHEDULE 2.10, other than an event or events which, individually or in the aggregate, would not result in a Material Adverse Effect on the Companies, taken as a whole. None of the Seller or the Companies has any present expectation or intention of not fully performing all such obligations, and the Seller has no Knowledge of any material breach or anticipated material breach by any other party to any Contract listed on SCHEDULE 2.10.

            2.11  TITLE AND RELATED MATTERS.

                  (a) Except as set forth on SCHEDULE 2.11(a), each of the Companies has good and marketable title to, or valid leasehold interests in, all real and personal property (in fee simple as to all real property) and other assets, tangible or intangible (other than Intellectual Property, which is the subject of a separate representation and warranty contained in SECTION 2.24), owned by it, used by it or necessary for the conduct of its respective portion of the Business, including, without limitation, those reflected as owned in the 2000 Financial Statements or acquired after the Balance Sheet Date, except for tangible property and assets that have been sold or otherwise disposed of in the Ordinary Course since the Balance Sheet Date, in each case free and clear of all Liens. Except as otherwise noted in the 2000 Financial Statements, all properties and assets used in the Business as of the Balance Sheet Date (other than Intellectual Property, which is the subject of a separate representation and warranty contained in SECTION 2.24) are reflected in the 2000 Financial Statements in accordance with and to the extent required by GAAP. Each lease to which any of the Companies is a party is in full force and effect, and is valid and enforceable against the applicable Company in accordance with its respective terms, and there is not under any of such leases on the part of any Company nor, to the Knowledge of the Seller, on the part of any other party thereto, any existing material default or any event which, with notice or lapse of time or both, would constitute a material default. Except as set forth on
SCHEDULE 2.11(a), none of the assets owned by any of the Companies is or on the Closing Date will be subject to any (i) Contracts of sale or lease or (ii) Liens.

                  (b) Except as set forth on SCHEDULE 2.11(b), upon completion of the Closing, each of the Companies will own or have all rights necessary for the use of all properties and assets that are currently used by it in or necessary for the conduct of the Business.

            2.12  LITIGATION.  Except as set forth on SCHEDULE 2.12,

                  (a) there is no Claim pending or, to the Knowledge of the Seller, threatened against or affecting any of the Companies, any assets or properties of any of the Seller or the Companies, the Shares or the Business, any of the directors, officers or employees of any of the Companies with respect to their activities as such directors, officers or employees, or the transactions contemplated by this Agreement;

                  (b) since (i) May 1, 1998, none of the Companies has ever been a defendant in any litigation with respect to employees or employment related matters and (ii) September 30, 1996, none of the Companies has ever been a defendant in any litigation with respect to any other matter;

                  (c) none of the Companies is a party to or subject to the provisions of any Order, including, without limitation, any settlement agreement or similar negotiated resolution of any prior Claim; and

                  (d) the Seller has never been a defendant in any litigation nor has any such litigation ever been threatened against the Seller, nor is the Seller a party to or subject to the provisions of any Order (including, without limitation, any settlement agreement or similar negotiation resolution of any Claim), in any case with respect to, in connection with or arising out of its ownership of the Shares, its interests in any of the Companies or its ability to enter into and consummate the transactions contemplated by this Agreement.

            2.13  TAX MATTERS.

                  (a) Market USA is a corporation described in Treasury Regulation Section 1.338(h)(10)-1(b)(1) and is not, as of the date hereof or the Closing Date, a corporation for which an election under Subchapter S of the Code is in effect.

Market USA is a U.S. person within the meaning of Code Section 1445 and Treasury Regulations Section 1.1445 and for purposes of Code Section 897. Marusa Marketing and Marusa Financial are taxable Canadian corporations, and are not public corporations, for purposes of and as defined in the ITA.

                  (b) Each Company has (i) timely filed as of the date hereof, all United States and Canadian federal, state and provincial income Tax Returns (as defined below) and material local Tax Returns, that are required to be filed by it on or before the date hereof, or the Closing Date, as the case may be (taking into account applicable valid and authorized extensions), and all such Tax Returns were true, correct and complete in all material respects when filed and the Company has not become aware of any information to the contrary since such filings and (ii) paid, or accrued (in accordance with GAAP) on the 2000 Financial Statements all Taxes of such Company that are due and payable by such Company with respect to the periods covered by such Tax Returns. All Taxes which any of the Seller or the Companies are required by applicable law to withhold or collect on behalf of any of the Companies for payment have been duly withheld and collected, and have been paid or will be paid to the appropriate governmental authority as required by applicable law. The 2000 Financial Statements reflect an adequate reserve in accordance with GAAP (without regard to any amount reserved for deferred taxes) for all unpaid payroll taxes payable by each of the Companies for all Tax periods and any portion thereof through the date of the 2000 Financial Statements and the Companies have paid all installments of Taxes due in respect of their current taxation periods.

                  (c) None of the Companies (i) has disposed of property in a transaction being accounted for under the installment method pursuant to Section 453 or 453A of the Internal Revenue Code of 1986, as amended (the "CODE") or similar provision of state, local or foreign law; (ii) has filed a consent under
Section 341(f) of the Code; or (iii) is a party to any Tax sharing or Tax allocation agreement, arrangement or understanding. There are no Tax Liens upon any property or assets of any of the Companies except for Liens for current Taxes not yet due and payable. Except as disclosed on SCHEDULE 2.13(c), none of the Companies (x) was included or includable in any consolidated, combined or unitary Tax Return with any entity and (y) has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise. Since January 1, 1998, none of the Companies has been at any time a member of any partnership, limited liability company or joint venture or other arrangement or contract which is treated as a partnership for federal, state, local or foreign tax purposes or the holders of beneficial interests in any trust for any period for which the statute of limitations for any Tax has not expired. None of the Companies has made any payments, is obligated to make any payments, and is a party to any agreement or other arrangement or understanding that would obligate it to make any payments (individually or in the aggregate) as a result of the transactions contemplated by this Agreement that are or would not be deductible under Section 280G of the Code or an excise Tax to the recipient pursuant to Section 4999 of the Code.

            There are no circumstances existing that could result in the application to the Companies of section 78 or sections 80 through 80.4 of the ITA or any equivalent provincial provision. The Companies have not claimed, and will not have claimed in respect of any taxation period ending prior to Closing, any reserve under any one or more of subparagraph 40(1)(a)(iii), or paragraphs 20(1)(m) or 20(1)(n) of the ITA or any equivalent provision, if any such amount could be included in the income of the Companies for any period ending after Closing.

                  (d) There are no assessments or reassessments or Taxes against the Companies that have been issued and are outstanding, and there is no audit, examination or inquiry now pending or threatened in writing regarding any Tax Return of any of the Companies, except for the United States Federal income tax audit of HA-LO Industries, Inc. for the taxable years 1997, 1998 and 1999 as disclosed on SCHEDULE 2.13(d), and any and all tax deficiencies which have been asserted in writing against any of the Seller or the Companies with respect to any Tax Return have been paid, fully settled or adequately provided for in the 2000 Financial Statements and disclosed on SCHEDULE 2.13(d). Purchaser has been given true and accurate copies of all material correspondence and documents relating to the tax audits listed on SCHEDULE 2.13(d) to the extent related to any of the Companies. None of the Companies has (i) waived, nor been requested in writing by any taxing authority to waive, any statute of limitations in respect of any Taxes, (ii) agreed to any extension of time with respect to any Tax assessment or deficiency or (iii) executed, or entered into, a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state, local or foreign law. There are no written proposed reassessments of any property owned by any of the Companies or other proposals that would reasonably be expected to increase the amount of any Tax to which the Company would be subject.

                  (e) [RESERVED]

                  (f) As used in this Agreement, (i) "TAX" or "TAXES" shall mean any United States or Canadian federal, state, provincial, local or foreign taxes, levies, premiums, government fees or dues or other like assessments or charges, including, without limitation, net or gross income, gross receipts, capital stock, franchise, profits, withholding, social security, Canada or Quebec Pension Plan, employment, unemployment, health, disability, real property, personal property, ad valorem, stamp, windfall profits, customs duties, registration, excise, occupation, sales, use, transfer, value added, goods and services, alternative minimum, estimated or other taxes of any sort, including any interest, penalty or addition thereto and including any taxes, levies or other like assessments relating to transferee liability; and (ii) "TAX RETURN" or "TAX RETURNS" shall mean any tax return (including any estimated tax return), report claim for refund, election, information return, declaration, statement or other filing relating to Taxes supplied or required to be supplied to any taxing authority or jurisdiction, including any schedule or attachment thereto, and including any amendments thereto.

            2.14 COMPLIANCE WITH LAW AND APPLICABLE GOVERNMENT Regulations. Except as disclosed on SCHEDULE 2.14(a), each of the Companies is, and, since September 30, 1996 (except as would not reasonably likely to have a Material Adverse Effect on the

Companies) each of the Companies has been, in material compliance with its organizational documents and all applicable Regulations and Orders with regard to its operations, practices (including, without limitation, employment practices and customer confidentiality and privacy practices), real property, plants, structures, machinery, equipment and other property, and all other aspects of the Business and each of the foregoing is capable of continued operation in compliance with all applicable Regulations and Orders. To the extent required by applicable Regulation, each of Market USA and Marusa Financial, and each of the employees of each of such Companies, is properly licensed to sell insurance and other financial services products (collectively, "INSURANCE PRODUCTS") and to provide customer care and sales support services to insurance companies and other financial services companies (collectively, "INSURANCE SERVICES"), in each case in each jurisdiction in which any of the Companies sells Insurance Products or provides Insurance Services. SCHEDULE 2.14(b) sets forth (a) each jurisdiction in which any of the Companies sells Insurance Products or provides Insurance Services, (b) the name of the Company and the employees which are licensed to sell Insurance Products or provide Insurance Services in such jurisdiction and (c) the customers for which such Insurance Products are sold or Insurance Services are provided in such jurisdiction. In the conduct of its Business as currently conducted, Marusa Marketing is not required to be licensed to sell Insurance Products or to provide Insurance Services. There are no Claims pending, or, to the Knowledge of the Seller, threatened, nor has any of the Seller or the Companies received any notice, regarding any violations by the Company of any Regulations or Orders by any Authority claiming jurisdiction over the Company. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.14 shall not apply to those matters addressed by SECTIONS 2.13, 2.15 and 2.16, which matters shall be governed solely by the terms of such Sections.

            2.15  ERISA AND RELATED MATTERS.

                  (a) BENEFIT PLANS; OBLIGATIONS TO EMPLOYEES. Except as set forth on SCHEDULE 2.15, none of the Companies, or any member of a controlled group of corporations or organizations (within the meaning of Code Sections 414(b), 414(c), 414(m), and 414(o)) of which any of the Companies is a member ("ERISA AFFILIATE"), is a party to, or participates in or has any liability with respect to:

                          (i)   any "employee benefit plan" (as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any benefit or pension plan maintained by or on behalf of Marusa Marketing or Marusa Financial for any of their respective employees (any of the foregoing, a "PLAN");

                          (ii)  any retirement or deferred compensation
plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements (referred to collectively hereinafter as "FRINGE BENEFIT ARRANGEMENTS") for any employee, director, consultant or agent, whether pursuant to Contract, arrangement, custom or informal understanding (A) which does not constitute a Plan and (B) pursuant to which the fair market value of the aggregate benefits payable to all participants during any calendar year exceeds $50,000; or

                          (iii) any employment or consulting agreement
not terminable on 30 days' or less written notice, without further liability.

            For all purposes of this Agreement, the term "PLAN" shall include each Predecessor Plan (as defined herein). "PREDECESSOR PLAN" shall mean any plan, program, policy, practice, arrangement or system as otherwise described in this SECTION 2.15(a) but which was maintained, contributed to or resulted in liability to any Predecessor Employer (as defined herein) or any of the Companies during the five-year period immediately preceding the Closing. "PREDECESSOR EMPLOYER" shall mean any employer, entity or business operation acquired by any of the Companies or an ERISA Affiliate in any type of acquisition (including, without limitation, a merger, stock acquisition or asset acquisition).

                  (b) PLAN DOCUMENTS AND REPORTS. A true, correct and complete copy of each of the plans, arrangements and agreements listed on SCHEDULE 2.15, and all Contracts relating thereto, or to the funding thereof, and brochures and information provided to plan members, each as in effect on the date of this Agreement, has been supplied to the Purchaser. A true, correct and complete copy of the three most recent annual reports and financial statements, independent auditors' reports and actuarial reports, summary plan description, Statement of Investment Policy and Goals, Annual Information Returns and Internal Revenue Service determination letter with respect to each such plan or arrangement, to the extent applicable, has been delivered or made available to the Purchaser by the Seller, and there have been no material changes in the financial condition in the respective plans from that stated in such reports and statements supplied.

                  (c) TITLE IV OF ERISA AND CODE SECTION 412. No Plan is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code and no Plan is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA. No Plan is subject to the laws of a country or jurisdiction other than the United States, except for the Plans of Marusa Marketing and Marusa Financial.

                  (d) PLAN ADMINISTRATION. Except as set forth on SCHEDULE 2.15, each of the Plans, Fringe Benefit Arrangements, and all related trusts, insurance contracts, and funds, have been operated and administered in all material respects in accordance with its terms and all applicable laws, including but not limited to ERISA, the ITA and the Code. Except as set forth in
SCHEDULE 2.15, each of the Plans and Fringe Benefit Arrangements have been duly registered where required by, and are in good standing under, all applicable laws including, without limitation, the ITA and all required employer contributions under the Plans and Fringe Benefit Arrangements have been made and the applicable funds have been funded in accordance with the terms thereof and no past service funding liabilities exist thereunder. No examinations, investigations, audits or claims with respect to the Plans or Fringe Benefit Arrangements (other than claims for benefits payable in the course of normal operations) are pending or threatened, and there are no facts which could give rise to or be expected to give rise to any such examinations, investigations, audits or claims. All reports, returns and similar documents required to be filed with any governmental agency or distributed to any participant, with respect to the Plans and Fringe Benefit Arrangements, have been timely filed or distributed and, to the Knowledge of each of the Seller and the Companies, all reports, returns and similar documents actually filed or distributed were complete and correct in all material respects.

                  (e) LIABILITIES FROM AGREEMENT. Except for Sale Bonus Payments, Severance Payments and obligations arising pursuant to Regulations, no employee, former employee, or independent contractor of any of the Companies will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit or any acceleration of the time of payment or vesting of any benefits under any Plan or Fringe Benefit Arrangement as a result of the transactions contemplated by this Agreement, and no tax under
Section 4999 of the Code will be incurred nor will any deduction be lost pursuant to Section 162 of the Code or the ITA, as a direct or indirect result of the transactions contemplated by this Agreement.

                  (f) RETIREE WELFARE BENEFITS. Except as disclosed on SCHEDULE 2.28, no Plan, Fringe Benefit Arrangement, or employment or consulting agreement provides for post-employment or post-retirement welfare benefits for retired or former employees, directors, and consultants (other than in accordance with Code
Section 4980B or state continuation coverage law).

                  (g) ADDITIONAL ERISA REPRESENTATIONS. With respect to each Plan, Fringe Benefit Arrangement, employment agreement, and other plan or arrangement described in SECTION 2.15(a),

                          (i)  No underfunded "defined benefit plan" within
the meaning of ERISA Section 3(35) of ERISA has been, during the five years preceding the Closing, transferred by a controlled group of corporations or organizations (within the meaning of Code Sections 414(b), (c), (m) and (o)) of which any of the Companies or any ERISA Affiliate was a member during such five-year period.

                          (ii) With respect to any Plan covered by Title I
of ERISA, (A) no "prohibited transaction", as defined in Section 406 of ERISA or
Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administrative exemption, and (B) none of the Companies nor, to the Knowledge of the Seller, any other Person has acted or failed to act in a manner that would reasonably be expected to subject any of the Companies to any liability for breach of fiduciary duty under ERISA or any other applicable law.

                         (iii) Each Plan that is intended to be qualified under
Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, except as would not be reasonably likely to have a Material Adverse Effect on the Companies, has been so qualified during the period from the later of (A) January 1, 1996 and (B) the date of its adoption, to date, and no event has occurred since the date of such determination that would adversely affect such qualification, and each trust created under any such Plan is exempt from tax under Section 501(a) of the Code.

                         (iv) With respect to each Plan, Fringe Benefit
Arrangement and employment agreement, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made. Except as has been disclosed on SCHEDULE
2.15 pursuant to SECTION 2.15(a), there has been no amendment to, written interpretation of or announcement (whether or not written) by any of the Seller or the Companies relating to, or change in employee participation or coverage that would increase materially the expense of any Plan, Fringe Benefit Arrangement or employment agreement above the level of the expense incurred in respect thereof since for the fiscal year ended prior to the date hereof. Each Plan, Fringe Benefit Arrangement and employment agreement may be amended or terminated at any time by the applicable Company's Board of Directors, subject to compliance with applicable laws.

                         (v) Market USA is, and since January 1, 1996 (except as
would not be reasonably likely to have a Material Adverse Effect on the Companies) Market USA has been, in compliance with all of the requirements of
Section 4980B of the Code ("COBRA") and the Health Insurance and Portability and Accountability Act of 1996, as amended.

            2.16 ENVIRONMENTAL MATTERS. Except as set forth on SCHEDULE 2.16,
(a) all real property owned, leased or operated by each of the Companies is free of all asbestos which is, or is capable of becoming friable, urea formaldehyde insulation, PCBs and mercury in amounts in excess of applicable regulatory limits; (b) during each Company's ownership, lease or operation, and to the Knowledge of the Seller, for any other period, there has been no reportable quantity of any Hazardous Substance (as defined below) on any such property, except for such substances that are in such amounts and of the type typically found in commercial cleaning products or standard office supplies of businesses similar to the Business (and then only in compliance with applicable law), nor has any reportable quantity of any Hazardous Substance been released into, on, over or under such property; (c) each of the Companies and each of their respective businesses and properties is, and has been for the shorter of the period of the applicable Company's ownership or operation or the relevant statute of limitations period, in compliance in all material respects with all Environmental Laws; (d) the Business, as currently equipped, is capable of continued operation (consistent with the operations conducted prior to Closing) in compliance in all material respects with all Environmental Laws; (e) each Company has not, and to the Knowledge of the Seller, no other person has, used, treated, stored, released or disposed of on, under or in any of the Companies' real property (whether owned or leased), any Hazardous Substances, except for Hazardous Substances which have been disposed of off-site in compliance with applicable laws and regulations or would not be reasonably likely to lead to material liability of any Company; (f) none of the Companies has received any written notice from any Authority indicating that the real property owned, leased or operated by the Company has been or may be placed on any federal, provincial or state "Superfund" or "Superlien" list; and none of the Companies caused and, to the Knowledge of the Seller, no other person caused, any circumstances existing at any property currently or formerly owned or operated by any of the Companies, and to the Knowledge of the Seller, at any other location to which Hazardous Substances generated by any of the Companies have been sent for treatment or disposal that would be reasonably likely to lead to material liability of any Company; (g) the Seller has provided the Purchaser with copies of all material, reports, audits, studies or analyses of any kind whatsoever in the possession or under the control of the Seller or any of the Companies relating to environmental matters affecting any of the Companies; and
(h) each of the Companies at all times during each Company's operation has had, and currently has and upon completion of the Closing shall have all material permits, licenses and other authorizations (any of the foregoing, a "PERMIT") required by applicable Environmental Law for the conduct of its business, (i) none of the Companies operates nor has any of them operated during the shorter of the period of the applicable Company's ownership or operation or the relevant statute of limitations period, and to the Knowledge of the Seller, no property currently operated, and to the Knowledge of the Seller, no property currently occupied by any of the Companies or used by any of the Companies in the conduct of its business, contains, any underground or above ground tank that would be reasonably likely to lead to material liability of any Company. Each Permit is properly issued and in full force and effect, no transfer or reissuance of any Permit is required in connection with the consummation of the transactions contemplated by this Agreement and no consent of any issuing Authority is required to maintain all such Permits in full force and effect following the consummation of the transactions contemplated by this Agreement. Each Permit is listed on SCHEDULE 2.16(h). Each of the Companies has timely made all filings and reports required under applicable Environmental Law.

            2.17  INSURANCE.

                  (a) Each of the Companies currently has insurance contracts or policies and fidelity or other bonds (collectively, the "POLICIES") which provide for coverages that are usual and customary as to amount and scope in businesses similar to the Business. All of the Policies are in full force and effect, all premiums with respect thereto covering all periods through the Closing Date have been paid or accrued, and no notice of cancellation or termination has been received with respect to any of the Policies. The Policies are sufficient for compliance with (i) Regulations and (ii) all Contracts to which any of the Companies is a party, and are valid and enforceable in accordance with their terms. SCHEDULE 2.17(a) identifies all Policies, including the name of the insurer or bonding company, the policy number, the Persons insured and the types and amounts of coverages. None of the Companies has breached or otherwise failed to perform its obligations, in each case, in any material respect under any of the Policies nor has any of the Companies received any adverse notice from any of the insurers or bonding companies party to the Policies with respect to any such alleged breach or failure in connection with any of the Policies. To the Knowledge of the Seller, since the respective dates of their acquisition by the Seller, none of the Companies has ever been refused any insurance or bond with respect to its assets or operations, nor has coverage ever been limited by any insurance carrier or bonding company to which any of the Companies has applied for any Policy or with which it has carried a Policy.

                  (b) Except as set forth on SCHEDULE 2.17(b), there are no pending or, to the Knowledge of the Seller, threatened, Claims under any Policy. Such claim information includes the following information with respect to each accident, loss or other event: (i) the identity of the claimant; (ii) the date of the occurrence; (iii) the status as of the report date, and (iv) the amounts paid or recovered to date.

            2.18  ACCOUNTS RECEIVABLE; INVENTORY.

                  (a) The Accounts Receivable of the Companies reflected in the 2000 Financial Statements and such additional Accounts Receivable generated in the Ordinary Course since the Balance Sheet Date are good and collectible except to the extent reserved against in the 2000 Financial Statements (which reserves have been determined based upon actual prior experience and are consistent with
GAAP) and except in the case of Accounts Receivable generated since the Balance Sheet Date and not collected as of the Closing Date, for risk of collection incurred in the Ordinary Course. Except as set forth on SCHEDULE 2.18, substantially all Accounts Receivable generated on or prior to the Balance Sheet Date have been collected by the Companies by the date of this Agreement. All Accounts Receivable (except to the extent so reserved against) and all unbilled invoices are valid, genuine and subsisting, arise out of BONA FIDE sales and deliveries of goods, performance of services or other business transactions and are not presently subject to defenses, set-offs or counterclaims.

                  (b)   None of the Companies has any inventory.

            2.19 EQUIPMENT. SCHEDULE 2.19 sets forth a true, correct and complete list of all equipment (any piece having an original cost in excess of $10,000) regularly or customarily used by any of the Companies in the operation of the Business. All equipment used by any of the Companies in the operation of the Business which is not listed on SCHEDULE 2.19 constitutes a value of less than $100,000 in the aggregate. Each of the Companies owns or leases from one or more unaffiliated third parties all equipment regularly or customarily used by it, or necessary for, the operation of the Business, and all such equipment has been properly maintained and is in good working order for the purposes of ongoing operation, subject to ordinary wear and tear for equipment of comparable age.

            2.20 BROKERS AND FINDERS. Except as set forth on SCHEDULE 2.20, none of the Seller, the Companies or any Person acting on its behalf has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated by this Agreement. The Seller agrees that it shall be solely responsible for any fees payable to each party listed on SCHEDULE 2.20. Without limiting the generality of ARTICLE 10, the Seller agrees to indemnify, defend and hold the Purchaser harmless from any losses (including attorneys' fees and expenses) arising from the claim of any broker, agent or finder for any such fee to the extent claiming through any of the Seller or the Companies.

            2.21  [RESERVED]

            2.22 TRANSACTIONS WITH AFFILIATES. Except as set forth on SCHEDULE 2.22, to the Knowledge of the Seller, no director, officer, employee or equity owner of any of the Companies owns or during the past three years has owned, directly or indirectly, or has, or within the past three years has had, an interest, either of record, beneficially or equitably, in any business, corporate or otherwise, which (a) has or had, or which is or was a party to, any material contract, agreement, business arrangement, relationship or course of dealing with any of the Companies or (b) conducts the same business as, or a similar business to, the Business of the Companies. Except as set forth on SCHEDULE 2.22, no director, former director, officer, shareholder or employee of the Companies or any person not dealing at arm's length within the meaning of the ITA with any such person is indebted to the Corporation.

            2.23 DISCLOSURE. The representations and warranties contained in this ARTICLE 2, as modified by the Schedules, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein necessary to make the statements herein (in light of the circumstances under which they were made) not misleading.

            2.24  INTELLECTUAL PROPERTY.

                  (a) SCHEDULE 2.24 sets forth a list of all Intellectual Property of the type referred to in clause (a) of the definition thereof, that any of the Companies owns, uses or has the right to use in connection with the Business for which state, federal or foreign registration has been obtained or is pending and all agreements under which any Person has granted a license for any Intellectual Property to any Company (other than license agreements for "off the shelf" third party computer software not included within such Company's products or services).

                  (b) Except as set forth on SCHEDULE 2.24, (i) each of the Companies, in each case as specified on SCHEDULE 2.24, owns or, based on the licenses set forth on SCHEDULE 2.24, possesses all licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange) all Intellectual Property material to the conduct of the Business as presently being conducted by the Company and no consents are required to transfer same; (ii) the validity of such items and the title thereto or use thereof by each of the Companies have not been questioned or challenged in any litigation to which the Company is a party nor, to the Knowledge of the Seller, is any such litigation threatened; (iii) to the Knowledge of the Seller, the conduct of the Business as presently being conducted by each of the Companies does not infringe any Intellectual Property rights of others; and (iv) to the Knowledge of the Seller, no proceedings are pending against any of the Companies nor are any proceedings threatened against any of the Companies alleging any violation of Intellectual Property rights of any third party.

                  (c) None of the Companies has authorized any third parties to use any of the Intellectual Property listed on SCHEDULE 2.24, and, to the Knowledge of the Seller, no use by any such party has heretofore been made or is now being made of any such Intellectual Property owned by any of the Companies.

            2.25  CUSTOMERS.

                  (a) SCHEDULE 2.25 lists customers for which each of the Companies provides its services as of the date hereof, such customers representing not less than 90% of the aggregate revenues of the Companies (i) for the year ended December 31, 2000 and (ii) for the period from January 1, 2001 to the date of this Agreement.

                  (b) Except as set forth on SCHEDULE 2.25, none of the Companies' customers has notified any of the Seller or the Companies, or expressed in any manner, that it intends to terminate, materially modify or limit its relationship with any of the Companies for any reason, including, without limitation, the transfer of control of the Companies from the Seller to the Purchaser as contemplated hereby.

            2.26 TRANSACTION COSTS. The Transaction Costs set forth on SCHEDULE
1.2 constitute all the Transaction Costs of any of the Seller or the Companies incurred by any of the Companies prior to the Closing or to be incurred by any of the Companies in connection with or as a result of the transactions contemplated by this Agreement.

            2.27  OCCUPATIONAL SAFETY AND HEALTH.

                  (a) Each of the Companies and each of their businesses and properties is in compliance in all material respects with all applicable Occupational Safety and Health Laws.

                  (b) The Business, as currently equipped, is capable of continued operation in material compliance with all applicable Occupational Safety and Health Laws.

                  (c) There are no pending occupational safety and health inspections or citations involving any of the Companies or any of their businesses or properties.

            2.28 BONUS AND SEVERANCE ARRANGEMENTS. SCHEDULE 2.28 sets forth all agreements or other arrangements, other than obligations arising pursuant to Regulation, under which any current or former employee, officer or director of any of the Companies has a right to any payment or other consideration from any of the Companies as a result of or in connection with (a) the consummation of the transactions contemplated by this Agreement or (b) the termination of such Person's employment with any of the Companies, including, without limitation, in the case of clauses (a) and (b) the amount of any such payment or other consideration and the event(s) upon which such right arises.

                                    ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            The Purchaser represents and warrants to the Seller as follows:

            3.1 CORPORATE ORGANIZATION. The Purchaser is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation with full corporate and other power and authority to carry on its business, and to own, operate and lease its properties and assets.

            3.2 AUTHORIZATION. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the other agreements and instruments contemplated hereby to which it is a party, to consummate the transactions contemplated hereby and thereby and to take all other actions required to be taken by it pursuant to the provisions hereof and thereof. The execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate acts and proceedings, and no other corporate proceedings on its part are necessary to authorize this Agreement and the other agreements and instruments contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Purchaser. This Agreement constitutes and, upon execution and delivery thereof by the Purchaser, the other agreements and instruments contemplated hereby to which the Purchaser is a party will constitute (assuming due and valid authorization, execution and delivery hereof and thereof by the Seller), the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, moratorium, reorganization or creditor's rights laws of general applicability or by general principles of equity.

            3.3 BROKERS AND FINDERS. Neither the Purchaser nor any Person acting on its behalf has employed any broker, agent or finder or incurred any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated by this Agreement.

            3.4 NO VIOLATION. The execution, delivery and performance by the Purchaser of this Agreement and the other agreements and instruments contemplated hereby to which it is a party, the consummation of the transactions contemplated hereby and thereby, the fulfillment of and compliance with the terms hereof and thereof by the Purchaser and the purchase of the Shares by the Purchaser do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in a violation of or
(d) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any Authority or any other Person pursuant to: (i) the organizational documents of the Purchaser, (ii) any applicable Regulation or
(iii) any Order to which the Purchaser is subject. The Purchaser has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated hereby to which it is a party and the transactions contemplated hereby and thereby.

            3.5 INVESTMENT INTENT. The Purchaser is acquiring the Shares for its own account with the intention of holding the Shares for investment purposes and not with a view or intent to distribute the Shares in violation of any applicable securities laws.

            3.6 SUFFICIENT FUNDS. As of the date hereof, the Purchaser has, and on the Closing Date the Purchaser shall have, sufficient funds available (through existing credit arrangements or otherwise) to enable it to consummate the transactions contemplated by this Agreement.

                                    ARTICLE 4

                             COVENANTS OF THE SELLER

            4.1 EMPLOYMENT ARRANGEMENTS. The Seller shall assume and be solely responsible for all obligations under that certain Employment Agreement, dated September 30, 1996, among Market USA, the Seller and Samuel P. Okner, as amended.

            4.2 DISSOLUTION OF NEROK. From and after the date hereof, the Seller shall use its best efforts to cause Nerok Verifications, Inc., a Canadian federal corporation, to be liquidated and dissolved (the "NEROK DISSOLUTION") within one year of the date of this Agreement and (b) deliver to the Purchaser written evidence of the Nerok Dissolution, in form and substance reasonably satisfactory to the Purchaser.

            4.3 SALE BONUS PAYMENTS. The Seller shall, prior to or concurrently with the Closing, pay all amounts required to be paid as of the Closing Date pursuant to the Sale Bonus Payments described under the heading "Sale Bonus" on
SCHEDULE 2.28.

            4.4 ADVANCES; LOANS. As of the Closing, all advances from any of the Companies to any stockholder or Affiliate of any of the Companies shall be repaid or otherwise extinguished and no other such advances shall have been made or otherwise be outstanding. As of the Closing, all loans or advances to any of the Companies from any stockholder or Affiliate of any of the Companies shall be repaid or otherwise extinguished and no other loans or advances to any stockholder or Affiliate of any of the Companies shall have been made or otherwise be outstanding.

                                    ARTICLE 5

                                OTHER AGREEMENTS

            Each of the parties hereto, as applicable, further agrees as follows:

            5.1 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each of the Seller and the Purchaser shall use its respective commercially reasonable efforts at their own expense to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including, without limitation, using its respective commercially reasonable efforts to (a) obtain all necessary waivers, consents, and approvals from other parties to loan agreements, leases, mortgages and other Contracts, (b) obtain all necessary consents, approvals and authorizations as are required to be obtained under any Regulations, (c) lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (d) fulfill all conditions to the obligations of the parties under this Agreement.

            5.2   NON-COMPETITION AND NON-SOLICITATION.

                  (a) The Seller agrees that from the date of this Agreement until the fourth anniversary of the Closing Date it will not, directly or indirectly or through, for or on behalf of a third party, compete with the Companies, the Purchaser or any of their respective Affiliates, in each case in the businesses of (i) providing inbound or outbound telemarketing or teleservices, (ii) operating multimedia contact centers or customer interaction centers that handle customer interaction or service over the telephone, interactive voice response or the Internet, including, without limitation, monitoring chat rooms and/or providing click-to-chat, direct response e-mail or voice over Internet protocol, but not including services related to click-through e-mail (which includes, without limitation, YourMail) (such businesses, collectively, the "RESTRICTED BUSINESS"), and (iii) providing outsourced customer relationship management in the Restricted Business, including, without limitation, by soliciting any Clients or Prospects for services in the Restricted Business; PROVIDED that the provisions contained in this SECTION 5.2(a) shall not be binding upon any third party unaffiliated with the Seller to whom the Seller sells or transfers all or any portion of its remaining businesses. Notwithstanding the foregoing, nothing in this Agreement shall prohibit the Seller or its Affiliates (other than the Companies) from conducting their respective businesses as conducted by them on the Closing Date. The Seller agrees that the foregoing restriction is reasonable and that each of the Purchaser and the Companies may enforce this covenant by seeking to enjoin the Seller for its violation; PROVIDED that if such restriction is not enforceable, then the Seller shall accept such restriction as a court of competent jurisdiction shall allow. The Seller hereby acknowledges and agrees that the carrying on of the Restricted Business is not limited to the physical locations of the offices of the Purchaser or the Companies.

                  (b) The Seller agrees that, from the date of this Agreement until the fourth anniversary of the Closing Date, it will not (without the prior written consent of the Purchaser) solicit for employment or hire any person employed (as of the date of any such solicitation or hiring) by any of the Companies, the Purchaser or any of their respective Affiliates as a Management Employee, whether directly or indirectly or through, for or on behalf of a third party.

            5.3 ENVIRONMENTAL ASSESSMENTS. The Purchaser has conducted a Phase I environmental assessment of each property owned by any of the Companies. The Purchaser shall not report or disclose the results of its Phase I investigation to any Authority, except as required by applicable law, without the consent of the Seller, which shall not be unreasonably withheld.

            5.4   TAX MATTERS.

                  (a) Each of the Seller, on the one hand, and the Purchaser and the Companies, on the other hand, shall promptly notify the other party in writing upon receipt of notice of any pending, proposed or threatened United States or Canadian federal, state, provincial, local or other Tax audit, examination, assessment, deficiency, adjustment or proceeding that pertains to the applicable Company for any taxable period that begins before the Closing Date (a "TAX PROCEEDING"). The parties shall consult regularly in good faith and cooperate regarding the status of any such Tax Proceeding and none of the Seller, the Purchaser nor the applicable Company shall settle any such Tax Proceeding without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. The Seller shall control the conduct of any Tax Proceeding to the extent that such Tax Proceeding reasonably could result in liability for indemnification under SECTION 10.2; PROVIDED that the Purchaser shall have the right, directly and through its own designated representatives, to review in advance and comment on all submissions made in the course of such Tax Proceedings and to attend all conferences (whether in person or telephonic) in connection with such Tax Proceedings.

                  (b) Any United States or Canadian federal, state, provincial or local stock transfer, real property transfer, sales, use, value-added, stamp duties or other like transfer taxes or recording fees payable as a result of the transactions contemplated hereby, if any, shall be paid by the Seller.

                  (c) For purposes of this Agreement, if a taxable period begins before the Closing Date and ends after the Closing Date, then the Closing Date shall be treated as the last day of a taxable period. In the case of all Taxes other than those based on or measured by property or capital or otherwise described in this SECTION 5.4(c), the amount of Taxes attributable to such period shall be based upon, where relevant, the actual operations of the Companies, through the Closing Date as shown on their books and records, including work papers. In the case of Taxes based on, or measured by, property or capital (including, but not limited to, any AD VALOREM and real and personal property Taxes) the amount of Taxes attributable to the period ending on the Closing Date shall be equal to the total amount of such Taxes for the taxable period in question multiplied by a fraction the numerator of which is the number of days in such period through the Closing Date and the denominator of which is the total number of days in such period.

                  (d) RETURNS AND PAYMENTS. The Seller shall prepare and file or otherwise furnish in proper form to the appropriate Authority (or cause to be prepared and filed or so furnished) in a timely manner (including any applicable extensions) all Tax Returns relating to the Companies that are due on or before the Closing Date or relate to any taxable period ending on or before the Closing Date. Tax Returns of the Companies not yet filed for any taxable period that begins before the Closing Date shall be prepared in a manner consistent with past practices employed with respect to the applicable Company (except to the extent counsel for the Seller or the Company renders a legal opinion that there is no substantial authority therefor or determines that a Tax

Return cannot be so prepared and filed without the filer thereof or the Company being subject to penalties).

                          (i)   The Seller shall notify the Purchaser in
writing of the filing of any income Tax Return or material other Tax Returns relating to any of the Companies at least 10 days prior to the filing thereof, and the Purchaser shall have the right, directly or through its designated representatives, to review any income Tax Returns or material other Tax Returns to be filed by or with respect to any of the Companies at least 10 days prior to the filing thereof. The Seller agrees to cooperate fully with the Purchaser in connection with the review of any such Tax Return.

                          (ii)  The Seller shall remit or cause to be
remitted when due and payable all Taxes with respect to the Companies for any taxable period ending for which it is responsible for filing a Tax Return.

                  (e) CONTESTS. After the Closing, the Purchaser shall promptly notify the Seller in writing within 10 days of the receipt of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding of the Purchaser or of any of the Companies which, if determined adversely to the taxpayer, would be grounds for indemnification under SECTION 10.2; PROVIDED that a failure to give such notice will not affect the Purchaser's right to indemnification under SECTION 10.2 except to the extent, if any, that, but for such failure, the Seller would have been likely to avoid all or a portion of the Tax liability in question.

                          (i)   Neither the Purchaser nor the Seller shall
enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld or delayed. The Purchaser and the Seller agree to cooperate, and the Purchaser agrees to cause the Companies to cooperate, in the defense against or compromise of any claim in any audit or proceeding.

                  (f) TIME OF PAYMENT. Payment by the Seller of any amounts due under this SECTION 5.4 in respect of Taxes shall be made (i) at least 3 Business Days before the due date of the applicable estimated or final Tax Return required to be filed by the Purchaser on which is required to be reported income for a period ending after the Closing Date for which the Seller is responsible under this SECTION 5.4 without regard to whether the Tax Return shows overall net income or loss for such period, and (ii) within ten Business Days following an agreement between the Seller and the Purchaser that an indemnity amount is payable, or a "determination" as defined in Section 1313(a) of the Code. If liability under this SECTION 5.4 is in respect of costs or expenses other than Taxes, payment by the Seller of any amounts due under this SECTION 5.4 shall be made within ten Business Days after the date when the Seller has been notified by the Purchaser that the Seller has a liability for a determinable amount under this SECTION 5.4 and is provided with calculations or other materials supporting such liability.

                  (g) COOPERATION AND EXCHANGE OF INFORMATION. Upon the terms set forth in SECTION 5.1 of this Agreement, the Seller and the Purchaser will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any of the Companies or any part of the Business from the Purchaser. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Each of the Seller and the Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies for each taxable period first ending after the Closing Date and for all prior taxable periods until six months after the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, except to the extent notified by the other party of such extensions for the respective Tax periods. Any information obtained under this SECTION 5.4(g) shall be kept confidential in accordance with SECTION
5.5 and SECTION 11.6 except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

                  (h) SECTION 338. No election under Section 338 of the Code (or any similar provision of state or local law) shall be made with respect to the purchase of the Marusa Marketing Shares or Marusa Financial Shares pursuant to this Agreement. At any time up to 180 days after the Closing Date, the Purchaser may request of the Seller in writing (the "ELECTION NOTICE") that the Purchaser and the Seller file a joint election under Code Section 338(h)(10) with respect to the purchase of the Market USA Shares and under any similar provisions of state, local or foreign law (the "ELECTIONS"), and the Seller shall agree to such request. The Election Notice shall specify each state, local and foreign election to be made with respect to the acquisition of the Market USA Shares by the Purchaser. If the Purchaser requests the Elections, as promptly as practicable following the Closing Date, (i) the Seller and the Purchaser shall cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve timely Elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provision of state or foreign law or any successor provision) and (ii) the Purchaser and the Seller shall mutually agree on the allocation of the Purchase Price (including assumed liabilities and liabilities taken subject to) among the assets of the Companies that are deemed to have been acquired pursuant to the Elections. If such Elections are requested, the Seller and the Purchaser shall report the purchase by the Purchaser of the Shares pursuant to this Agreement consistent with the Elections and shall take no position inconsistent therewith in any Tax Return, any proceeding before any taxing authority or otherwise. The Seller and the Purchaser shall cooperate in sharing and verifying information to carry out this SECTION 5.4(h).

                  (i) MISCELLANEOUS. Any tax sharing agreement or arrangement and any power of attorney with respect to Taxes or Tax Returns involving any of the

Companies shall be terminated as to the Companies prior to the Closing and no such agreement or power of attorney shall be in effect at the time of the Closing.

                          (i)   From and after the date of this Agreement,
the Seller shall not without the prior written consent of the Purchaser (which may, in its sole and absolute discretion, withhold such consent) make, or cause or permit to be made, any Tax election that would affect any of the Companies for any period after the Closing Date. Each of the Seller and the Companies further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any taxing authority or other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including Taxes with respect to transactions contemplated hereby).

                          (ii)  For purposes of this SECTION 5.4 and SECTION
10.2, the "PURCHASER" shall include each member of the affiliated group of corporations of which it is or becomes a member (other than the Companies, except to the extent expressly referenced).

                          (iii) The Purchaser agrees that, for the tax year
ending December 31, 2001, neither the Purchaser nor any successor, assignee or transferee of the Purchaser shall cause or permit Marusa Marketing or Marusa Financial to declare or pay any dividend or enter into any transaction that (A) would constitute a dividend for United States Federal income tax purposes or (B) would otherwise result in the diminution of the foreign tax credits that, absent any such transaction, may be claimed by the Seller in respect of its United States Federal income tax liability.

                          (iv) Any credit or refund of Taxes relating to
periods (or portions thereof) ending on or before the Closing Date shall be for the account of the Seller. The Purchaser or the appropriate Company shall pay all such refunds or credits to the Seller within five Business Days after receipt or utilization thereof.

            5.5 CONFIDENTIALITY AFTER CLOSING DATE. The Seller and its representatives and Affiliates and their representatives and advisors agree to hold in strict confidence and not to directly or indirectly disclose (a) information pertaining to any aspect of the Companies' Business which is not known by actual or potential competitors of any of the Companies and (b) proprietary information of each of the Companies or any of their respective Affiliates, whether of a technical nature or otherwise which any of the Companies or their respective Affiliates take reasonable measures to protect against unauthorized disclosure to or use by third parties, including, without limitation, technical, financial, marketing or distribution information, customer or client lists and names; addresses and phone numbers of the customers, clients and employees of any of the Companies or their respective Affiliates; or other technical or business information or trade secrets of any of the Companies or their respective Affiliates at any time after the Closing Date except if the Seller is required by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process to disclose such information protected by this SECTION 5.5.

            5.6 AGREEMENTS REGARDING COLLECTION OF ACCOUNTS RECEIVABLE. With respect to all Accounts Receivable outstanding as of Closing, the Purchaser shall: (a) use commercially reasonable efforts to collect such Accounts Receivable, (b) apply all payments received for any customer to the oldest invoice with respect to such customer unless otherwise directed by such customer, (c) take no action that may impair or reduce the amount of such Accounts Receivable and (d) assign to the Seller any Accounts Receivable with respect to which the Seller has indemnified the Purchaser.

            5.7 SEVERANCE PAYMENTS. The Purchaser and the Seller shall each be responsible for one-half of all costs associated with the Companies' liabilities under any of the arrangements described under the heading "Severance Pay" on
SCHEDULE 2.28.

            5.8 MARUSA FINANCIAL AGREEMENTS. As of the Closing, the Purchaser will obtain agreements with Ernest Gershon with respect to the shares of Marusa Financial owned by him which are satisfactory to the Purchaser. Notwithstanding anything to the contrary contained in this Agreement, the Seller makes no representation or warranty, nor shall any other provision of this Agreement be deemed to be a representation or warranty by the Seller, with respect to such agreements.

            5.9 MARKET USA 401(k) RETIREMENT PLAN. With respect to the Market USA 401(k) Retirement Plan, the Seller and the Purchaser agree that (a) following the Closing Date the Seller and the Purchaser shall mutually determine what, if any, steps are reasonably necessary to resolve any issues that may arise from the Seller's filings for plan years 1998 and 1999 with the Internal Revenue Service with respect to the Market USA 401(k) Retirement Plan, (b) the Seller shall be responsible for all reasonable costs associated with the resolution of such issues and (c) the Seller shall indemnify and hold harmless the Purchaser from and against any and all costs referred to in paragraph (b) above, penalties and charges that may be assessed against the Purchaser by the Internal Revenue Service or the Department of Labor with respect to the resolution of any such issues.

                                    ARTICLE 6

                              DELIVERIES AT CLOSING

            6.1 OPINION OF COUNSEL; SECRETARY'S CERTIFICATE. The Purchaser has received opinions of Canadian and U.S. counsel to the Seller dated the Closing Date, substantially in the form of EXHIBIT 6.1(a). The Purchaser has received the certificate of the Secretary or Assistant Secretary of the Seller dated the Closing Date, substantially in the form of EXHIBIT 6.1(b).

            6.2 CERTIFICATES OF GOOD STANDING. The Seller has delivered to the Purchaser certificates issued as of a date not more than ten days prior to the Closing Date by the appropriate governmental authorities evidencing the good standing, with respect to the corporate existence, the conduct of business and the payment of all franchise taxes, (a) of each of the Seller and the Companies under the laws of its jurisdiction of organization and (b) of each of the Companies as a foreign or extra-provincial corporation authorized to do business under the laws of each of the jurisdictions in which any of the Companies' owned or leased facilities is located.

            6.3 RESIGNATIONS. Each member of the Board of Directors of each of the Companies, and each officer of each of the Companies, other than Edmund R. Vesely, Tim Casey and any other employee designated by the Purchaser prior to the Closing, has submitted a duly executed resignation effective on or prior to the Closing Date.

            6.4 FIRPTA CERTIFICATE. The Seller has delivered to the Purchaser a properly completed and duly executed form, in the form attached as EXHIBIT 6.4, indicating that it is a U.S. person under Code Section 1445.

            6.5 GUARANTEE RELEASES. The Seller has obtained and delivered to the Purchaser a complete release of each guarantee by any of the Companies of any obligation of the Seller.

            6.6 ESCROW AGREEMENT. Each of the Seller and the Purchaser has entered into the Escrow Agreement.

            6.7 LEASE CONSENTS. The Seller has obtained and delivered to the Purchaser copies of those lease consents listed on SCHEDULE 6.7.

            6.8 INSURANCE. Each of the Seller and the Purchaser has entered into a letter agreement with respect to the continuation of insurance benefits for the Companies.

                                    ARTICLE 7

                                   [RESERVED]

                                    ARTICLE 8

                                     CLOSING

            8.1 CLOSING. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares and the consummation of the other transactions contemplated by this Agreement (the "CLOSING") shall occur concurrently with the execution of this Agreement on the date hereof at 10:00 a.m., New York City time, at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Suite 2100, Chicago, Illinois 60606, or at such other hour or on such other date as shall be agreed upon between the Seller and the Purchaser (the date on which the Closing occurs being referred to as the "CLOSING DATE"). At the Closing:

                  (a) The Seller shall deliver or cause to be delivered to the Purchaser, against payment by the Purchaser of the Purchase Price in accordance with the provisions of SECTION 1.3:

                          (i)   certificates representing the Shares, duly
endorsed for transfer to the Purchaser or its designee or accompanied by stock powers endorsed in blank, duly executed by the Seller; and

                          (ii)  all of the documents, certificates and
instruments required to be delivered, or caused to be delivered, by the Seller pursuant to ARTICLE 6.

                  (b) The Purchaser shall deliver or cause to be delivered to the Seller, against delivery of the certificates representing the Shares duly endorsed for transfer to the Purchaser:

                          (i)   wire transfer funds in the amount of the
Purchase Price in accordance with the provisions of SECTION 1.3; and

                          (ii)  all of the documents required to be
delivered, or caused to be delivered, by the Purchaser pursuant to ARTICLE 7.

                                    ARTICLE 9

                                   [RESERVED]

                                   ARTICLE 10

                       SURVIVAL OF TERMS; INDEMNIFICATION

            10.1 SURVIVAL. All the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, and the agreements of the Seller, on the one hand, and the Purchaser, on the other hand, to indemnify each other set forth in this ARTICLE 10, shall survive the execution of this Agreement and the Closing Date notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto or any knowledge of facts determined or determinable by any party hereto and shall continue until, and all claims with respect thereto shall be made prior to December 31, 2003, except for (a) the representations, warranties and covenants set forth in (i) SECTIONS 2.1 (Organization), SECTION 2.3 (Capitalization),
SECTION 2.4 (Title; Valid Issuance), SECTION 2.5 (Authorization), SECTION 2.11 (Title and Related Matters) and SECTION 2.16 (Environmental Matters) which shall survive indefinitely, (ii) SECTION 2.13 (Tax Matters), SECTION 2.15 (ERISA and Related Matters) and SECTION 2.24 (Intellectual Property) which shall survive until, and all claims with respect thereto shall be made prior to, 45 days after the expiration of the applicable statute of limitations or limitation period, and (b) agreements, representations, warranties and indemnities for which notice of a Claim for indemnification has been given in accordance with this Agreement as of the end of the applicable period referred to above, in which event such indemnities shall survive with respect to such Claim until the final disposition thereof.

            10.2 INDEMNIFICATION BY THE SELLER. The Seller shall indemnify and hold harmless the Purchaser and its officers, directors, employees, stockholders, Affiliates, representatives and agents (each, a "PURCHASER INDEMNITEE") against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, Tax, cost or expense, including the reasonable fees and expenses of counsel (collectively, "LOSSES"), suffered or incurred directly or indirectly by any Purchaser Indemnitee and Losses suffered or incurred by any of the Companies (net of any insurance proceeds actually recovered by the Purchaser or any Company in reduction of the related indemnifiable Loss and net of any Tax benefit actually realized by any Company in the year of the indemnification payment by the Seller as a result of such indemnifiable Loss) resulting from, related to or in respect of any of the following, including, without limitation, claims made by third parties ("THIRD PARTY CLAIMS"), in each case to the extent not reflected or reserved for on the balance sheet included in the 2000 Financial Statements:

                  (a) any breach of any representation or warranty contained in
ARTICLE 2, or any covenant or agreement of the Seller, or non-fulfillment of any obligation on the part of the Seller, in each case under this Agreement;

                  (b) any Claim (other than a Claim for Taxes, it being understood that Claims for Taxes are covered exclusively by SECTION 10.2(d)) arising out of, related to or resulting in any way from the conduct by any of the Seller or the Companies of the Business on or prior to the Closing Date, whether or not disclosed under this Agreement, including, without limitation, the Claims set forth on SCHEDULES 2.12 and 2.13(b);

                  (c) any Transaction Costs or other similar liability incurred by any of the Seller or the Companies in connection with, arising out of or resulting from the consummation of the transactions contemplated by this Agreement (excluding any liabilities arising as a consequence of the identity, actions, status or jurisdiction of formation of the Purchaser or any actions taken or required to be taken by the Companies from and after the Closing);

                  (d) any of the following Taxes: (i) Taxes imposed on any of the Companies with respect to taxable periods of the Company (or with respect to elections of the Company) ending or occurring on or before the Closing Date (other than Taxes reflected on the Financial Statements or SCHEDULE 2.13(b) and Taxes arising as a result of extraordinary transactions not in the Ordinary Course occurring on the Closing Date but after the Closing (other than transactions contemplated by this Agreement); (ii) Taxes imposed as a result of or in connection with the consummation of the acquisition of the Companies by the Purchaser, but excluding Taxes imposed on any of the Companies or the Purchaser by any French authority as a consequence of the identity, business or jurisdiction of origin of the Purchaser; and (iii) Taxes imposed on any member of any affiliated group with which any of the Companies files or has filed a Tax Return on a consolidated, combined or unitary basis for a taxable period ending on or before the Closing Date;

                  (e) the failure to obtain any consent of the landlord required to be obtained as a result of the consummation of the transactions contemplated by this Agreement under that certain lease agreement, dated September 23, 1996, as amended, between Market USA and Flatrock Partners II, L.P. with respect to the premises located at 2400 E. Devon, Des Plaines, IL;

                  (f) any liability of the Companies with respect to the Application (Case No. 482/99/LRA), filed on July 27, 1999, by the United Food and Commercial Workers Local 832 with the Manitoba Labour Board, and related review; and

                  (g) all demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any Claim incident to any of the foregoing.

            10.3 INDEMNIFICATION BY THE PURCHASER. The Purchaser shall indemnify and hold harmless the Seller against and in respect of any and all Losses resulting from, related to or in respect of, any of the following (net of any insurance proceeds actually recovered by the Seller in reduction of the related indemnifiable Loss and net of any Tax benefit actually realized by the Seller in the year of the indemnification payment by the Purchaser as a result of such indemnifiable Loss):

                  (a) any breach of any representation or warranty contained in
ARTICLE 3, or any covenant or agreement of the Purchaser, or non-fulfillment of any obligation on the part of the Purchaser, in each case under this Agreement; and

                  (b) all demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incident to any of the foregoing.

            10.4 LIMITATIONS ON INDEMNIFICATION. No party hereto shall have any indemnification obligation to an indemnified party arising under this ARTICLE 10 until the aggregate amount of all Losses suffered by an indemnified party, with respect to indemnification obligations under this ARTICLE 10, exceeds $500,000 (the "BASKET") in which case the applicable indemnifying party shall be obligated for the aggregate amount of such excess over $500,000; PROVIDED that the maximum amount that an indemnifying party shall be required to pay in respect of all indemnification obligations owed under this Agreement to an indemnified party shall not exceed $5,135,043 (the "CAP"); PROVIDED, FURTHER, that none of (i) the Seller's indemnification obligations with respect to
SECTION 2.16 (Environmental Matters), (ii) the Seller's obligations under
SECTION 5.4 (d)(ii), (iii) any Canadian federal, provincial or local Tax liabilities of or imposed on or assessed or reassessed against any of the Companies, including, without limitation, corporate income Taxes, commodity Taxes (including, without limitation, Quebec goods and services tax and sales tax), payroll withholding taxes, employer health taxes and Part XIII withholding taxes in respect of payments to non-residents, for any period ending on or prior to the Closing Date, except to the extent of any amounts specifically accrued for any such Taxes on the 2000 Financial Statements, (iv) the Seller's obligations under SECTIONS 4.2 and 4.3, (v) the Seller's obligations under
SECTION 5.9, (vi) the Seller's obligations under SECTION 10.2(f), (vii) the Seller's and the Purchaser's obligations under

SECTION 5.7 and (viii) the Seller's obligations under Section 10.2(e) shall be subject to the Basket or the Cap.

            10.5 THIRD PARTY CLAIMS. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for Third Party Claims and Claims pursuant to SECTION 10.2(d). Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "INDEMNITEE") of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any Taxing Authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or (b) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "INDEMNITOR") is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee shall, if a Claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim, process and all legal pleadings; PROVIDED any delay or failure so to notify the Indemnitor shall not relieve the Indemnitor from its obligations under this ARTICLE 10 unless and only to the extent such delay or failure results in actual irreparable prejudice to the Indemnitor. The Indemnitor shall have the right to assume the defense of such action with counsel of reputable standing and reasonably acceptable to the Indemnitee unless in such action (i) injunctive or equitable remedies have been sought therein in respect of the Indemnitee or its business; or (ii) such action is solely for money damages for an alleged amount of less than $10,000. The Indemnitor and the Indemnitee shall reasonably cooperate in the defense of such claims. In the case that the Indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including reasonable legal fees and expenses) incurred by such Indemnitee in connection with such obligation or liability subject to this ARTICLE 10. No Indemnitor, in the defense of any such Claim, shall, except with the prior written consent of the Indemnitee, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of an unconditional release from all liability with respect to such claim or litigation. In the event that the Indemnitor does not accept, on a timely basis, the defense of any matter for which it is entitled to assume such defense as above provided, the Indemnitee shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand, in its sole discretion. With respect to any matter as to which the Indemnitor is not entitled to assume the defense pursuant to the terms of this SECTION 10.5, the Indemnitee shall not enter into any settlement for which an indemnification claim will be made hereunder without the approval of the Indemnitor.

            An Indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (a) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action or claim, (b) the Indemnitor shall not have employed counsel in the defense of such action or claim on a timely basis, or (c) such Indemnitee shall have reasonably concluded on the advice of its counsel that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the Indemnitor.

            10.6 CHARACTERIZATION OF INDEMNITY PAYMENTS. The parties agree to treat any indemnification payments made under this Agreement as an adjustment to the Purchase Price for tax purposes, unless otherwise required by applicable law, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-tax basis (taking into account any Tax deductions actually resulting in a benefit to the Indemnitee as a result of the claims giving rise to such payments).

            10.7 EXCLUSIVE REMEDY. The indemnification provided by this ARTICLE 10, together with the Escrow Agreement, subject to the limitations set forth herein and therein, shall be the sole and exclusive post-Closing remedy for monetary damages available to the parties hereto for any breach of any representation or warranty, covenant or agreement, or non-fulfillment of any obligation under, and for any other claim under, or for any state of facts which could be deemed to constitute such a breach of properly asserted pursuant to, this Agreement, other than (a) claims for fraud (including fraud under applicable securities laws) and (b) any party's rights for non-monetary remedies based upon equitable principles (including specific performance and injunctive relief).

                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

            11.1 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the parties hereto, at any time with respect to any of the terms contained herein.

            11.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

            11.3  CERTAIN DEFINITIONS.

            "2000 ADJUSTED EBITDA" means the 2000 EBITDA (a) adjusted to add back any Parent Expenses which were deducted in determining 2000 EBITDA in an amount up to $811,000 but deducting all Parent Expenses in excess of $811,000 and (b) otherwise subject to any other adjustment only with the approval of the Seller and the Purchaser and only for one-time, nonrecurring items, as determined in accordance with GAAP and as set forth on the relevant financial statements of the Companies. In the event of an adjustment for "bad debts" or similar items prior to the Closing, the gross margin that is included in the 2000 EBITDA and attributed to such "bad debts" or similar items shall be deducted from the 2000 Adjusted EBITDA.

            "2000 EBITDA" means the sum of the earnings before interest, taxes and depreciation and amortization of the Companies, on a combined basis, for the twelve-month period ending December 31, 2000, as determined in accordance with GAAP.

            "2000 FINANCIAL STATEMENTS" means the audited combined balance sheet of the Companies, as at December 31, 2000, and the corresponding audited combined statement of income and statement of cash flows for the twelve-month period then ended, including the notes thereto, together with a summary of all accounting principles and policies applied thereto, as certified by the independent accounting firm of Arthur Andersen.

            "ACCOUNTS RECEIVABLE" means all accounts receivable of the Companies representing amounts owed to the Companies in connection with their operation, and generated in the Ordinary Course.

            "AFFILIATE" means, with regard to any Person, any Person which, directly or indirectly Controls, is Controlled by, or is under common Control with, such Person, and, with respect to any Person who is an individual, the spouse, ancestors and descendants (lineal or by marriage) thereof.

            "AGREED PROFIT" means an amount equal to $2,000,000.

            "ASSETS" means all properties, privileges, rights, interests and claims, real and personal, tangible and intangible and mixed, of every type and description that are owned, leased, used or held for use in the Business, or in which any Company has any right, title or interest or in which any Company acquires any right, title or interest on or before the Closing Date.

            "AUTHORITY" means any Canadian, U.S. or French governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, in each case whether federal, provincial, state, provincial or local.

            "BALANCE SHEET DATE" means December 31, 2000.

            "BASKET" shall have the meaning ascribed to that term in SECTION
10.4.

            "BUSINESS" shall have the meaning ascribed to that term in the preamble to this Agreement.

            "BUSINESS DAY" means any day, other than a Saturday or Sunday, on which national banks are open for business in New York, New York and Paris, France.

            "CAP" shall have the meaning ascribed to that term in SECTION 10.4.

            "CANADIAN SHARE PURCHASE PRICE" shall have the meaning ascribed to that term in SECTION 1.8(a).

            "CASH ON HAND" shall have the meaning ascribed to that term in
SECTION 1.2.

            "CLAIM" means any pending or threatened action, claim, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administration or otherwise.

            "CLIENT" means any customer or client of any of the Companies at any time during the 24 month period preceding the Closing Date, and "CLIENTS" means all the foregoing.

            "CLOSING" shall have the meaning ascribed to that term in SECTION
8.1.

            "CLOSING DATE" shall have the meaning ascribed to that term in
SECTION 8.1.

            "COBRA" shall have the meaning ascribed to that term in SECTION 2.15(g)(v).

            "CODE" shall have the meaning ascribed to that term in SECTION 2.13(c).

            "COMPANY OPTION" shall have the meaning ascribed to that term in
SECTION 2.3.

            "CONFIDENTIALITY AGREEMENT" shall have the meaning ascribed to that term in SECTION 9.2.

            "CONTRACT" means any agreement, contract, commitment, lease, license, instrument, plan or other binding arrangement or understanding.

            "CONTROL" (including, with correlative meaning, the terms "Controlled by" and "under the common Control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

            "ELECTION NOTICE" shall have the meaning ascribed to such term in
SECTION 5.4(h).

            "ELECTIONS" shall have the meaning ascribed to such term in SECTION 5.4(h).

            "ENVIRONMENTAL LAW" means any law (including, without limitation, any common law), statute, Regulation, rule, Order, decree, judgment, consent decree, settlement agreement, permit or permit condition or other binding requirement of any Authority, each as amended and in effect at the relevant time, which relates to otherwise imposes liability or standards of conduct concerning the environment, or public health, including but not limited to mining or reclamation of mined land, discharges, emissions, releases or threatened releases of Hazardous Substances, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, the Clean Air Act, as amended, the Oil Pollution Act, and any other similar Federal, provincial, state or local statutes.

            "ERISA" shall have the meaning ascribed to that term in SECTION 2.15(a)(i).

            "ERISA AFFILIATE" shall have the meaning ascribed to that term in
SECTION 2.15(a).

            "ESCROW ACCOUNT" shall have the meaning ascribed to that term in
SECTION 1.8(a).

            "ESCROW AGENT" shall mean Citibank, N.A..

            "ESCROW AGREEMENT" shall have the meaning ascribed to that term in
SECTION 1.8(a).

            "EXCESS PROFIT" means the amount, if any, by which (a) the Year-to-Date Earnings exceed (b) the result of (i) the Agreed Profit MINUS (ii) any income tax liability of the Companies on the Agreed Profit that the Seller has not paid or agreed to pay under SECTION 5.4(d)(iii).

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

            "FRINGE BENEFIT ARRANGEMENTS" shall have the meaning ascribed to that term in SECTION 2.15(a)(ii).

            "GAAP" means, with respect to Market USA, United States generally accepted accounting principles, consistently applied and, with respect to Marusa Marketing and Marusa Financial, Canadian GAAP, consistently applied. Under this Agreement, all accounting terms not specifically defined herein shall be interpreted, all accounting determinations shall be made and all financial statements shall be prepared in accordance with GAAP.

            "HAZARDOUS SUBSTANCES" includes any pollutant or contaminant, and any substance heretofore or hereafter designated as "hazardous" or "toxic," including, without limitation, petroleum and petroleum related substances, or having characteristics identified as "hazardous" or "toxic" under any Environmental Law.

             "INDEBTEDNESS" means the aggregate outstanding indebtedness of the Companies, including, without limitation, short and long-term indebtedness to any creditors, including stockholders and Affiliates and capitalized leases, but excluding trade payables, accrued commissions and wages as of the Closing Date; PROVIDED that all such accruals are in accordance with GAAP.

            "INDEMNITEE" shall have the meaning ascribed to that term in SECTION 10.5.

            "INDEMNITOR" shall have the meaning ascribed to that term in SECTION 10.5.

            "INSURANCE PRODUCTS" shall have the meaning ascribed to that term in
SECTION 2.14.

            "INSURANCE SERVICES" shall have the meaning ascribed to that term in
SECTION 2.14.

            "INTELLECTUAL PROPERTY" means (a) all registered and unregistered marks, names, trademarks, service marks, patents, patent rights, assumed names, logos, copyrights, trade names, computer software and (b) know-how, inventions, protected formulae, processes, proprietary information, trade secrets, as well as related documentation and manuals, all registrations and applications for registration of such items with any Authority, and all licenses and research and development relating thereto.

            "ITA" shall have the meaning ascribed to that term in SECTION
1.8(a).

            "KNOWLEDGE" (including, with correlative meaning, the terms "KNOWING," "KNOWN BY" and other similar variations) means, in the case of the Seller, the actual awareness, upon having made due inquiry with respect thereto, of the fact or other matter in question by any of Greg Kilrea, Ed Vesely, Howard Regenbaum or Tim Casey.

            "LETTER OF INTENT" means the letter of intent, dated March 5, 2001, by and between the Seller and the Purchaser.

            "LIEN" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, restriction on transfer or otherwise, or interest of another Person of any kind or nature, whether perfected, unperfected or inchoate, other than restrictions imposed by Federal, provincial or state securities laws.

            "LOSSES" shall have the meaning ascribed to that term in SECTION
10.2.

            "MANAGEMENT EMPLOYEE" means any employee serving in a position of manager of a call center, multimedia contact center or customer interaction center, or a more senior position.

            "MARKET USA" shall have the meaning ascribed to that term in the preamble of this Agreement.

            "MARKET USA SHARES" shall have the meaning ascribed to that term in the preamble of this Agreement.

            "MARUSA FINANCIAL" shall have the meaning ascribed to that term in the preamble of this Agreement.

            "MARUSA FINANCIAL SHARES" shall have the meaning ascribed to that term in the preamble of this Agreement.

            "MARUSA MARKETING" shall have the meaning ascribed to that term in the preamble of this Agreement.

            "MARUSA MARKETING SHARES" shall have the meaning ascribed to that term in the preamble of this Agreement.

            "MATERIAL ADVERSE CHANGE" means any development or change which has or could reasonably be expected to have a Material Adverse Effect on the Person specified.

            "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Person(s) specified, whether or not arising from transactions in the ordinary course of the Person's business; PROVIDED, HOWEVER that any adverse effect on the Person(s) specified resulting from the execution of this Agreement and the announcement of this Agreement and the transactions contemplated hereby shall be excluded from the determination of Material Adverse Effect.

            "NEROK DISSOLUTION" shall have the meaning ascribed to that term in
SECTION 4.2.

            "NEW YORK COURTS" shall have the meaning ascribed to that term in
SECTION 11.11(b).

            "OCCUPATIONAL SAFETY AND HEALTH LAW" means any Regulation, Order or governmental requirement which relates to or otherwise imposes liability or standards of conduct concerning occupational safety or health.

            "ORDER" means any judgment, decree, consent decree, order, injunction, stipulation, rule, ruling, consent of or by an Authority and any settlement agreement.

            "ORDINARY COURSE" means the ordinary course of the applicable Company's business consistent with its past practice.

            "OUTSTANDING CHECKS" shall have the meaning ascribed to that term in
SECTION 1.5.

            "PARENT EXPENSES" means all direct and indirect expenses incurred by the Seller, as the parent of the Companies, to manage and operate the Companies, including, without limitation, all overhead, management and staff expenses of the Seller, in each case as evidenced by invoices from the Seller to the Companies or other written statements or schedules reasonably acceptable to the Purchaser.

            "PERMIT" shall have the meaning ascribed to that term in SECTION
2.16.

            "PERSON" means any corporation, partnership, company, limited liability company, joint venture, organization, Authority or other entity or natural person.

            "PLAN" shall have the meaning ascribed to that term in SECTION 2.15(a)(i).

            "POLICIES" shall have the meaning ascribed to that term in SECTION 2.17(a).

            "PREDECESSOR EMPLOYER" shall have the meaning ascribed to that term in SECTION 2.15(a).

            "PREDECESSOR PLAN" shall have the meaning ascribed to that term in
SECTION 2.15(a).

            "PROSPECT" means any Person to whom any of the Companies has made a proposal at any time during the 24 month period preceding the Closing Date, and "PROSPECTS" means all of the foregoing.

            "PURCHASER INDEMNITEE" shall have the meaning ascribed to that term in SECTION 10.2.

            "PURCHASE PRICE" shall have the meaning ascribed to that term in
SECTION 1.2.

            "REGULATION" means any law (including, without limitation, common law), statute, regulation, rule, ordinance, requirement, executive order or binding action of or by an Authority.

            "REQUIRED CASH ON HAND" shall have the meaning ascribed to that term in SECTION 1.7.

            "RESTRICTED BUSINESS" shall have the meaning ascribed to that term in SECTION 5.2(a).

            "SALE BONUS PAYMENT" means any amount payable by any Company to any current or former employee, director or officer of any Company as a result of or in connection with the consummation of the transactions contemplated by this Agreement, which is described under the heading "Sale Bonus" on SCHEDULE 2.28 to the extent that any such amounts are not (a) paid by the Seller prior to the Closing or (b) deducted from the Purchase Price.

            "SEC" means the United States Securities and Exchange
Commission.

            "SEVERANCE PAYMENT" means any amount payable by any Company to any current or former employee, director or officer of any Company pursuant to an agreement or arrangement, other than obligations arising pursuant to Regulation, under which such Person's right to such payment arises or vests as a result of or in connection with (a) the consummation of the transactions contemplated by this Agreement and (b) the termination of such Person's employment with any of the Companies, which is disclosed on SCHEDULE 2.28.

            "SHARES" shall have the meaning ascribed to that term in the preamble of this Agreement.

            "SUBSIDIARY" means any corporation, partnership, company, limited liability company or other Person more than 10% of whose outstanding shares, securities or other equity interests representing the right to vote, exercise management authority or make decisions is owned or Controlled, directly or indirectly, by any of the Companies.

            "TAX," "TAXES," "TAX RETURN" and "TAX RETURNS" shall have the respective meanings ascribed to those terms in SECTION 2.13(f).

            "TAX PROCEEDING" shall have the meaning ascribed to that term in
SECTION 5.4(a).

            "THIRD PARTY CLAIMS" shall have the meaning ascribed to that term in
SECTION 10.2.

            "TRANSACTION COSTS" means the costs and expenses of any of the Seller or the Companies incurred at any time by any of the Companies in connection with pursuing, negotiating or consummating the Letter of Intent, this Agreement or the Closing, including, without limitation, fees and expenses for investment banking services, fees and expenses in an aggregate amount in excess of $10,000 incurred in connection with the preparation of the Companies' audited financial statements, fees and expenses for any appraisal or other valuation of the Companies, and travel and overhead expenses of representatives of any of the Seller or the Companies incurred in connection with pursuing, negotiating or consummating the Letter of Intent, this Agreement and/or the Closing.

            "TREASURY REGULATION," and "TREASURY REGULATIONS" means the Regulations promulgated by the U.S. Department of Treasury, including final, proposed, temporary and procedural rules and Regulations.

            "YEAR-TO-DATE EARNINGS" means the Companies' earnings before income Taxes but net of all expenses and other Taxes, both paid and accrued, for the period beginning on January 1, 2001 and ending on the Closing Date, on a combined basis.

            "WITHHELD AMOUNT" shall have the meaning ascribed to that term in
SECTION 1.8(a).

            11.4 NOTICES. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) if to any party other than the Purchaser: (i) upon actual receipt, when delivered by hand, (ii) upon receipt of transmission confirmation, when sent by facsimile, (iii) three days after mailing by registered or certified mail within the United States, (iv) one day after sending by overnight courier (with postage prepaid and confirmation requested) within the United States or
(v) two day after sending by international courier (with postage prepaid and confirmation requested); and (b) if to the Purchaser, two days after sending by international courier (with postage prepaid and confirmation requested):

                  (a)   If to the Seller, to:

                        Ha-Lo Industries, Inc.
                        5800 W. Touhy Avenue
                        Niles, IL  60714
                        Attn:  Greg Kilrea
                        Fax No.: (847) 600-4050

                        with a copy to:

                        Skadden, Arps, Slate,
                            Meagher & Flom (Illinois)
                        333 West Wacker Drive
                        Chicago, IL  60606
                        Attn:  William R. Kunkel, Esq.
                        Fax No.: (312) 407- 0411

or to such other person or address as the Seller shall furnish by notice to the Purchaser in writing.

                  (b)   If to the Purchaser, to:

                        SR. Teleperformance S.A.
                        6-8 rue Firmin-Gillot
                        75737 Paris
                        France Cedex 15
                        Attn: Daniel Julien
                        Fax No.:  011-33-1-5576-8686

                        with a copy to:

                        Paul, Hastings, Janofsky & Walker LLP
                        Thirty-First Floor
                        399 Park Avenue
                        New York, New York 10022
                        Attn:  Leigh P. Ryan, Esq.
                        Fax No.:  (212) 319-4090

or to such other person or address as the Purchaser shall furnish by notice to the Seller and Market USA in writing.

            11.5 ASSIGNMENT. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (except by the Purchaser to any of its Affiliates or any direct or indirect subsidiary of the Purchaser which is Controlled by the Purchaser or any of its Affiliates) without the prior written consent of the other parties.

            11.6 CONFIDENTIALITY. The Purchaser agrees that unless and until the transactions contemplated hereby have been consummated, the Purchaser and its representatives and Affiliates and their representatives and advisors will hold in strict confidence all data and information obtained from any of the Seller or the Companies or any of their respective Affiliates in connection with the transactions contemplated hereby, except any of the same which (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Purchaser and its representatives and Affiliates and their representatives and advisors is bound); (b) was known to the Purchaser prior to its disclosure to the Purchaser; or (c) is disclosed to the Purchaser by a third party not subject to any duty of confidentiality to any of the Seller or the Companies or any of their respective Affiliates prior to its disclosure to the Purchaser by the Seller, the Company or any of their respective Affiliates. The Purchaser will use such data and information solely for the specific purpose of evaluating the transactions contemplated hereby. If this Agreement is terminated, each party hereto and their respective Affiliates and their representatives and advisors will handle all such data, information and other written material (including all copies thereof) which has been obtained by such party in accordance with the applicable provisions of SECTION 9.2.

            11.7 GOVERNING LAW. THE AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF THE CONFLICT OF LAWS THEREOF.

            11.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            11.9 HEADINGS. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            11.10 ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto and the documents, certificates and instruments referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein. Without limitation of the foregoing and notwithstanding anything to the contrary expressed in the Letter of Intent, immediately upon the execution and delivery of this Agreement all of the terms and conditions of the Letter of Intent and all obligations of the parties thereto thereunder shall henceforth cease to operate or to bind in any way such parties.

            11.11 WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION; SERVICE OF PROCESS.

                  (a) EACH PARTY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH PARTY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                  (b) Each of the parties hereto hereby expressly and irrevocably submits to the non-exclusive personal jurisdiction of the United States District Court for the Southern District of New York, and to the jurisdiction of any other competent court of the State of New York (collectively, the "NEW YORK COURTS"), preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such courts. If the aforementioned courts do not have subject matter jurisdiction, then the proceeding shall be brought in any other state or federal court located in the State of New York, preserving, however, all rights of removal to such federal court under 28 U.S.C. Section 1441. Each party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each of the parties hereto agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the New York Courts in any other court or jurisdiction.

                  (c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the New York Courts in any such action or proceeding by mailing copies thereof by registered mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to SECTION 11.4; PROVIDED that the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

            11.12 BINDING EFFECT. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

            11.13 INJUNCTIVE RELIEF. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

            11.14 DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

            11.15 SEVERABILITY. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            11.16 EXPENSES. Except as otherwise set forth herein, each party hereto shall bear all of its own expenses, including, without limitation, legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby.

            11.17 ARBITRATION.

                  (a) Except as otherwise provided herein, in the event that a dispute arises between the parties under or in connection with this Agreement, the parties hereto agree to submit such dispute to binding arbitration conducted in New York, New York in accordance with the rules for commercial arbitrations of the American Arbitration Association in effect at the time of such arbitration. Within 60 days of receipt of a demand for arbitration, each party shall select an arbitrator and give notice to the other of the selection, including the name, address and phone number of the arbitrator. The two chosen arbitrators shall, within 30 days after they have been selected, select a third arbitrator to act with them. A decision of the majority of the arbitrators shall favor one party or the other, exclusively, shall be final and binding on the parties and shall be enforceable in any court of competent jurisdiction. The arbitrators shall have the authority to determine their own jurisdiction, including but not limited to, determining whether an issue in dispute is within this SECTION 11.17.

                  (b) The fees and expenses of the arbitrator selected by each party hereto shall be borne by each such party. The fees and expenses of the third arbitrator shall be shared equally by the Purchaser on the one hand, and the Seller on the other hand.

            11.18 CURRENCY. Each reference herein to "dollar," "dollars" or "$" shall, unless otherwise indicated, be a reference to lawful currency of the United States of America.

             [THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK.]

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    SR. TELEPERFORMANCE S.A.


                                    By:         /s/ DANIEL JULIEN
                                       ---------------------------------
                                       Name:  Daniel Julien
                                       Title:    Co-Chairman

                                    HA-LO INDUSTRIES, INC.

                                    By:         /s/ GREGORY J. KILREA
                                       ---------------------------------------
                                       Name:  Gregory J. Kilrea
                                       Title:    Chief Financial Officer